EXHIBIT 2.1



                            ASSET PURCHASE AGREEMENT

                                  by and among


                               HAMA SENSORS, INC.,

                             HAMA LABORATORIES, INC.

                                     and the

                                  SHAREHOLDERS

                                       of

                             HAMA LABORATORIES, INC.



                                   May 5, 1999

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                            ASSET PURCHASE AGREEMENT

          This ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of May 5, 1999, is made and entered into by and among Hama Sensors, Inc., a Minnesota corporation ("Buyer") and a wholly owned subsidiary of CyberOptics Corporation, a Minnesota corporation ("CyberOptics"), HAMA Laboratories, Inc., a California corporation (the "Company"), and Mark J. Cerny and J. Hans Bartunek (the "Shareholders").

        WHEREAS, the Company is engaged in the business of manufacturing, selling and marketing laser-based sensory products (the "Business");

        WHEREAS, the Shareholders collectively own all of the issued and outstanding capital stock of the Company;

        WHEREAS, the Company and the Shareholders desire to sell and assign to Buyer, and Buyer desires to purchase and assume from the Company, on the terms and subject to the conditions set forth in this Agreement, substantially all of the operating assets and certain liabilities of the Company that are currently being used by the Company in the conduct of the Business;

        WHEREAS, as an inducement to Buyer to consummate the transactions contemplated herein, the Shareholders and the Company are willing to make certain representations, warranties and indemnities in this Agreement for the benefit of Buyer; and

        WHEREAS, as an inducement to the Shareholders and the Company to consummate the transactions contemplated herein, Buyer is willing to make certain representations, warranties and indemnities in this Agreement for the benefit of Shareholders and the Company.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                  DEFINED TERMS


            1.01 Defined Terms. The following terms shall have the meanings set forth in the sections referred to below:

        "AAA"                                                       12.01(a)
        "Agreement"                                                 Recitals

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        "Annual Financial Statements"                               5.07
        "Arbitration Rules"                                         12.01(a)
        "Assets"                                                    2.01
        "Assumed Liabilities"                                       2.03
        "Audited Financial Statements"                              5.07
        "Audited Party"                                             7.09
        "Balance Sheet Assets"                                      3.01(b)
        "Base Amount"                                               3.02(k)(iii)
        "Basket Amount"                                             10.02(b)
        "Bill of Sale"                                              4.02
        "Business"                                                  Recitals
        "Buyer"                                                     Recitals
        "Buyer Indemnified Parties"                                 10.02(a)
        "Buyer Related Documents"                                   10.03(a)(i)
        "Buyer's Representatives"                                   7.02
        "Cap"                                                       10.02(b)
        "Claim"                                                     8.04(a)
        "Closing"                                                   4.01
        "Closing Adjustment"                                        3.01(b)
        "Closing Agreements"                                        4.02
        "Closing Date"                                              4.01
        "Closing Date Statement"                                    3.01(b)
        "Closing Purchase Price"                                    3.01(a)
        "Company"                                                   Recitals
        "Company Indemnified Party"                                 10.03(a)
        "Costs of Sales"                                            3.02(k)(i)
        "CyberOptics"                                               Recitals
        "Current Real Property"                                     5.11(a)
        "Developments"                                              7.18
        "Disclosure Schedule"                                       Article V
        "DOL"                                                       5.20(c)
        "Earn-Out"                                                  3.02(a)
        "Earn-Out Business"                                         3.02(k)(ii)
        "Earn-Out Payment Date"                                     3.02(a)
        "Earn-Out Period"                                           3.02(b)
        "Earn-Out Statement"                                        3.02(b)
        "Employment Agreements"                                     5.01(c)
        "Environmental Claim"                                       5.25(a)(iv)
        "Environmental Laws"                                        5.25(a)(ii)
        "Environmental Permits"                                     5.25(c)
        "ERISA"                                                     5.20(a)
        "Escrow Account"                                            3.03
        "Escrow Agent"                                              7.14
        "Escrow Agreement"                                          3.03

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        "Escrow Amount"                                             3.03
        "Excluded Assets"                                           2.02
        "Financial Statements"                                      5.07
        "Funded Debt"                                               3.02(f)
        "GAAP"                                                      3.01(b)
        "Good Reason"                                               3.02(k)(v)
        "Governmental Entity"                                       5.03
        "Gross Profit"                                              3.02(k)(i)
        "Hazardous Materials                                        5.25(a)(i)
        "Hired Employee"                                            13.01
        "Indemnified Party"                                         10.04
        "Indemnifying Party"                                        10.04
        "Independent Accounting Firm"                               3.02(e)
        "Insiders"                                                  5.22
        "Intellectual Property Rights"                              5.16(a)
        "IRS"                                                       5.14(h)
        "Latest Balance Sheet"                                      5.07
        "Latest Financial Statements"                               5.07
        "Lease"                                                     5.11(a)
        "Liabilities"                                               3.01(b)
        "Losses"                                                    10.02(a)
        "National Priorities List"                                  5.25(f)
        "Net Assets"                                                3.01(b)
        "Objection Notice"                                          3.02(d)
        "Offered Employees"                                         13.01
        "Patent Assignment"                                         4.02
        "Permits"                                                   5.24(b)
        "Plan"                                                      5.20(a)
        "Products"                                                  3.02(k)(iv)
        "Real Property"                                             5.25
        "Reference Net Assets"                                      3.01(b)
        "Regulatory Actions"                                        5.25(a)(v)
        "Related Documents"                                         10.03(a)(i)
        "Release"                                                   5.25(a)(iii)
        "Restricted Period"                                         7.11(a)
        "Restrictions"                                              5.11(d)
        "Retained Business Assets"                                  2.02(a)
        "Returns"                                                   5.14(a)
        "Schedule 2.03(a) Liabilities"                              2.03(a)
        "Shareholder Related Documents"                             10.02(a)(i)
        "Shareholders"                                              Recitals
        "Shareholders' Representative"                              4.01
        "Tax Affiliate"                                             5.14(a)
        "Taxes"                                                     5.14(p)

                                       -3-

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        "Third-Party Environmental Claims"                          5.25(a)(vi)
        "Total Consideration"                                       3.01(a)
        "Trademark Assignment"                                      4.02
        "Year 2000 Compliant"                                       5.18(c)


                                   ARTICLE II

                  TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES

            2.01 Transfer of Assets. On the terms and subject to the conditions set forth in this Agreement, the Company shall, at the Closing, sell, transfer and assign to Buyer, and Buyer shall purchase and acquire from the Company, all of the Company's right, title and interest, as of the Closing Date, in and to all of the assets of the Company related to, or used in conjunction with, the Business (collectively, except for the excluded assets set forth in Section 2.02 hereof, the "Assets"), including, but not limited to:

            (a) All of the equipment, machinery, computers, work stations, test equipment, vehicles, furniture, fixtures, furnishings and leasehold improvements owned by the Company and used in the operation of the Business, wherever located, including, without limitation, those items identified on Schedule 5.11 hereto;

            (b) The Company's interest in and benefits under all real property leases to which the Company is a party that are used in connection with the Business, all of which leases are identified in Schedule 5.11 hereto.

            (c) The Company's interest in all personal property leases to which the Company is a party that are used in connection with the operation of the Business, all of which leases are identified in Schedule 5.11 hereto.

            (d) All of the Company's inventories of supplies, raw materials, parts, finished goods, work-in-process, product labels and packaging materials used in connection with the Business and the Company's interest in all orders or contracts for the purchase of supplies, raw materials, parts, product labels and packaging materials used in connection with the Business;

            (e) The Company's interest in all licenses, contracts or agreements with respect to the Business to which the Company is a party;

            (f) The Company's interest in all unfilled or uncompleted customer contracts, commitments or purchase or sales orders received and accepted by the Company in connection with the Business;


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            (g) All documents or other tangible materials embodying technology or intellectual property rights owned by, licensed to or otherwise controlled by the Company and used in connection with the Business, whether such properties are located on the Company's business premises or on the business premises of the Company's suppliers or customers, including, without limitation all software programs (including both source and object codes) and related documentation for software used in or developed for support of the Business and third party computer software licensed to the Company and presently used by or necessary to the Business, including, without limitation, the Company-owned and third-party licensed software programs identified on Schedule 2.01(g) hereto;

            (h) All rights in patents, patent applications, trademarks, service marks, trade names, corporate names, mask works, trade secrets, logos, designs, all registrations and recordings thereof and all applications in connection therewith, all goodwill symbolized thereby and associated therewith, copyrights, copyright registrations and applications, confidential or proprietary technical and business information, or other intellectual property rights owned by, licensed to or otherwise controlled by the Company or used in, developed for use in or necessary to the conduct of the Business as now conducted or planned to be conducted including, without limitation, those set forth in Schedule 2.01(g) of the Disclosure Schedule and including the rights to institute or maintain any action or investigation for and to recover damages for any past infringement thereof or any actions of unfair competition relating thereto;

            (i) All of the Company's "know-how" (not necessarily proprietary) owned and used in, derived from or held for use by the Company including, without limitation, (1) design drawings, (2) specifications and performance criteria, (3) operating instructions and maintenance manuals, (4) manufacturing information, including production documentation, methods, layouts and supplier and cost information, (5) prototypes, models or samples, (6) computer-aided design or computer-aided manufacturing data, (7) information communicated to the Company in meetings or conferences, (8) files relating to applications for intellectual property rights and (9) other tangible materials that are used in or held for use in the Business;

            (j) The name "HAMA Laboratories" or any combination of words in which the name "HAMA" appears or any rights associated with such name or any right to use such name in all jurisdictions in which the Company either currently uses any such name or has any right to use any such name.

            (k) All of the Company's books, records and other documents and information relating to the Assets or the Business, including, without limitation, all customer, prospect, dealer and distributor lists, sales literature, inventory records, purchase orders and invoices, sales orders and sales order log books, customer information, commission records, correspondence, employee payroll and personnel records, product data, material safety data sheets, price lists, product demonstrations, quotes and bids and all product catalogs and brochures;

            (l) All accounts or notes receivable owing to the Company;


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            (m) The current telephone listings of the Company and the right to use the telephone numbers currently being used at the principal offices and other offices or facilities of the Company;

            (n) All permits, licenses and other governmental approvals held by the Company with respect to the Business, to the extent they are assignable;

            (o) All prepaid expenses and deposits made by the Company with respect to the Business;

            (p) All cash and cash equivalents of the Company;

            (q) All long-term investments of the Company;

            (r) Any rights to recovery by the Company arising out of litigation with respect to the Business that is pending prior to or commences after the Closing Date;

            (s) All insurance policies of the Company obtained in connection with the Business and all rights of the Company (including rights to make claims) under or arising out of such insurance policies;

            (t) Rights to receive refunds with respect to any and all Taxes paid by the Company in connection with the Business, including interest payable with respect thereto; and

            (u) Goodwill (including all goodwill associated with and symbolized by the name or names identified in subsection (j) above as used as a trademark or service mark and all goodwill associated with and symbolized by any other trademark or service mark, trade name or corporate name used in the conduct of the Business as now conducted), all related tangibles and intangibles which the Company uses in the conduct of the Business and all rights to continue to use the Assets in the conduct of a going business; and

            (v) all other assets used in connection with the Business whether owned or leased by the Company or otherwise as to which the Company possesses rights to their usage (except for the Excluded Assets).

The parties hereto expressly agree that Buyer is not assuming any of the liabilities, obligations or undertakings relating to the foregoing Assets, except for those liabilities and obligations specifically assumed by Buyer in
Section 2.03 hereof.

            2.02 Excluded Assets. Notwithstanding the terms of Section 2.01, the following assets (the "Excluded Assets") shall be retained by the Company and shall not be sold, transferred or assigned to Buyer in connection with the purchase of the Assets:

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            (a) Those assets, if any, which are specifically listed on Schedule
2.02(a) hereto (the "Retained Business Assets");

            (b) All corporate certificates of authority and corporate minute books and the corporate stock record or register of the Company;

            (c) Such licenses, permits or other certificates of authority relating to the Assets or the operation of the Business which, by their terms, are nonassignable, all of which are identified in Schedule 2.02(c) hereto as being retained by the Company;

            2.03 Assumption of Liabilities. Buyer shall assume, pay, perform in accordance with their terms or otherwise satisfy, as of the Closing Date:

            (a) Those liabilities of the Company relating to the Assets or the operation of the Business which are set forth in Schedule 2.03(a) hereto ("Schedule 2.03(a) Liabilities") hereto; and

            (b) The Company's executory obligations relating to the Assets or the operation of the Business under the leases, agreements, contracts, arrangements and licenses described in Schedule 2.03(b) hereto; and

            (c) All accounts payable of the Company arising in the ordinary course of the Business.

The foregoing liabilities and obligations are collectively referred to herein as the "Assumed Liabilities."

            2.04 Excluded Liabilities. Other than as set forth above in Section 2.03, the Company shall retain, and Buyer shall not assume, and nothing contained in this Agreement shall be construed as an assumption by Buyer of, any liabilities, obligations or undertakings of the Company of any nature whatsoever, whether accrued, absolute, fixed or contingent, known or unknown due or to become due, unliquidated or otherwise. The Company shall be responsible for all of the liabilities, obligations and undertakings of the Company not assumed by Buyer pursuant to Section 2.03 hereof.

                                   ARTICLE III

                                 PURCHASE PRICE

            3.01 Amount.

            (a) Subject to the adjustments described in clause (b) below, the total consideration to be paid by Buyer for the Assets is the sum of (i) $6,250,000 (the "Closing Purchase Price"), payable in cash at the Closing to the Company in the manner provided in

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Section 3.04, (ii) $500,000 (the " Escrow Amount") to be placed in escrow in accordance with Section 3.03 and (ii) an earn-out payable in accordance with
Section 3.02 (together with the Closing Purchase Price and the Escrow Amount, the "Total Consideration"). Notwithstanding any provision herein to the contrary, the Total Consideration shall not exceed $10,850,000, regardless of whether such amount is actually received by the Company or the Shareholders by reason of any indemnification claims made by any Buyer Indemnified Party.

            (b) As promptly as practicable, but not more than thirty (30) days, after the Closing Date, (i) Buyer shall prepare, in consultation with the Shareholders' Representative and in conformity with generally accepted accounting principals ("GAAP"), applied on a basis consistent with the Annual Financial Statements, and deliver to the Shareholders' Representative, a balance sheet of the Company as of the close of business on the date immediately preceding the Closing Date (the "Closing Date Statement") and its calculation of the Net Assets as of the close of business on the date immediately preceding the Closing Date. The costs and expenses of preparing the Closing Date Statement shall be borne by Buyer, and the costs and expenses of reviewing the Closing Date Statement, if any, shall be borne by the Shareholders. The Purchase Price shall be increased (or decreased), if at all, by the amount the Net Assets exceed (or are less than) $200,000 (the "Reference Net Assets") (any such increase or decrease being hereinafter referred to as, the "Closing Adjustment"). Any disputes arising in connection with the calculation of the Closing Date Statement or the Net Assets shall be resolved in accordance with the procedures set forth in Sections 3.02(d) and 3.02(e), which procedures shall be final and binding against the parties. The Closing Adjustment, if a decrease, shall be paid to Buyer by the Company by wire transfer in immediately available funds within ten (10) days after final determination of the Closing Adjustment, and each Shareholder shall be obligated to contribute to the Company adequate funds to pay that percentage of the Closing Adjustment as is set forth on Exhibit A hereto. Notwithstanding the allocation set forth in Exhibit A, if the Closing Adjustment is a decrease, the Shareholders shall be jointly and severally liable to the Company, and the Company shall be liable to Buyer, for the payment of the Closing Adjustment. The Closing Adjustment, if an increase, shall be paid to the Company by Buyer by wire transfer of immediately available funds within ten (10) days after final determination of the Closing Adjustment. For the purposes of this Agreement, (i) "Balance Sheet Assets" means the aggregate amount of any and all assets reflected as assets on a balance sheet prepared in accordance with GAAP; (ii) "Liabilities" means the aggregate amount of any and all liabilities (current and long-term and whether or not contingent) reflected as liabilities on a balance sheet prepared in accordance with GAAP; and (iii) "Net Assets" equals Assets less Assumed Liabilities.

            3.02 Earn-Out.

            (a) Subject to the terms and conditions herein, for each of the twelve month periods ending April 30, 2000, 2001, and 2002 (each, an "Earn-Out Period"), but not thereafter, Buyer shall pay and deliver to the Shareholders' Representative on behalf of the Company an amount (the "Earn-Out") equal to (A) twelve and one-half percent (12.5%) of the Excess Gross Profit until, if ever, the total cumulative Excess Gross Profit generated by the Earn-Out Business

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after May 1, 1999 (but before May 1, 2002) results in an Earn-Out of $1,200,000
(the "Change Point"), and (B) twenty five percent (25%) of any cumulative Excess Gross Profit generated by the Earn-Out Business after May 1, 1999 (but before May 1, 2002) after the Change Point. Such payment shall be delivered to the Shareholders' Representative on behalf of the Company within seven (7) days after the later of (i) the date an Earn-Out Statement is accepted by the Shareholders' Representative or deemed accepted by the Shareholders' Representative pursuant to Section 3.02(d) or (ii) if the Shareholders' Representative shall have delivered an Objection Notice, the date that such dispute is resolved in accordance the procedures of Sections 3.02(d) and 3.02(e) (or on the immediately following business day, if such date is not a business day) (each, an "Earn-Out Payment Date"). Notwithstanding the foregoing, the cumulative Earn-Out payments made by Buyer shall not exceed $4,100,000. When, if ever, the total payments made by Buyer with respect to the Earn-Out equal $4,100,000, all obligations of Buyer pursuant to this Section 3.02 shall cease.

            (b) Within twenty-one (21) days following the close of each Earn-Out Period, Buyer shall prepare and deliver to the Shareholders' Representative on behalf of the Company (i) copies of financial statements for the Earn-Out Business for the applicable Earn-Out Period and (ii) a statement, certified as being true and correct by an officer of Buyer as to the calculation of the Earn-Out (an "Earn-Out Statement") allocating items to Gross Profit consistent with the definition contained in Section 3.02(k)(i).

            (c) The Earn-Out Statement shall be subject to review by the Shareholders' Representative (on behalf of the Company) or, at the election and expense of the Shareholders' Representative, by an independent public accounting firm of his choice. Buyer shall permit the Shareholders' Representative and his representatives to have reasonable access during normal business hours to all relevant accounting records, data and information upon which the Earn-Out Statement was prepared and to Buyer's employees and/or representatives who assisted in its preparation.

            (d) The Shareholders' Representative and the Company shall be deemed to have accepted an Earn-Out Statement and the Gross Profits indicated therein unless, within ten (10) days after the date of delivery of such Earn-Out Statement, the Shareholders' Representative gives written notice (the "Objection Notice") to Buyer of objection to any item thereon, which notice shall specify in reasonable detail the basis for such objection. If the Shareholders' Representative gives an Objection Notice, Buyer and the Shareholders' Representative shall attempt in good faith to resolve the dispute as promptly as possible, subject to the terms of Section 3.02(e).

            (e) If Buyer and the Shareholders' Representative have not been able to agree upon a resolution of the dispute within thirty (30) days after the date of the Objection Notice (which thirty (30) day period may be extended by written agreement of the parties), such dispute shall be resolved fully, finally and exclusively through use of a mutually agreeable national independent accounting firm ("Independent Accounting Firm"), and such determination shall be final and binding on the parties. If the Shareholders' Representative and Buyer cannot mutually agree on the identity of the Independent Accounting Firm, then the Shareholders' Representative and Buyer shall each submit to the other party's independent auditor the name of a national accounting firm (other than any accounting firm that has been engaged by either the Company, either of the Shareholders or the Buyer during the prior ten (10) years), and the Independent Accounting Firm shall be selected by lot from those two firms by the independent auditors of the two parties. If no national accounting firm shall be willing to serve as the Independent Accounting Firm, then an arbitrator shall be selected to serve as such, such selection to be according to the above procedures. The costs of the Independent Accounting Firm or the arbitrator, as the case may be, shall be apportioned between the Shareholders and Buyer as determined by the Independent Accounting Firm or the arbitrator, as the case may be, in such manner as such entity deems reasonable taking into account the circumstances of the case, the conduct of the parties during the proceeding and the result of the proceeding. Any such proceeding shall be concluded in a maximum of six (6) months from the date of the Objection Notice. All negotiations pursuant to Sections 3.02(d) and 3.02(e) shall be treated as compromise and settlement negotiations for purposes of all federal, foreign, state and local rules of evidence, and all negotiations and proceedings under Sections 3.02(d) and 3.02(e) shall be treated as confidential information. The procedures of Sections 3.02(d) and 3.02(e) are exclusive and shall be fully exhausted prior to the initiation of any litigation. The Independent Accounting Firm's or the arbitrator's, as the case may be, decision may be filed as a judgment in any court of competent jurisdiction. Either party may seek specific enforcement or take other necessary legal action to enforce any decision under this Section 3.02(e). Any such request for specific enforcement or other legal action shall not be subject to the mandatory arbitration provisions of Article XII. The other party's only defense to such a request for specific enforcement or other legal action shall be fraud by or on the Independent Accounting Firm's or the arbitrator, as the case may be.

            (f) The Company and the shareholders acknowledge that Buyer's obligation to pay the Earn-Out will be subordinated to any indebtedness for borrowed money incurred by Buyer or its affiliates with institutional lenders ("Funded Debt") and the Company and the Shareholders agree to cooperate with Buyer and the holders of such Funded Debt in connection with such subordination. Notwithstanding the foregoing, any amount which is due and payable and not in dispute shall be immediately paid to the Company or the Shareholders' Representative, as the case may be, and nothing contained in this section 3.02(f) shall act to prevent the Company or the Shareholders' Representative, as the case may be, from commencing arbitration or litigation to compel payment of any due and payable amounts not in dispute hereunder.

            (g) The right to receive the Earn-Out, if any, is personal to the Company and the Shareholders and may not be transferred for any reason other than to the Shareholders, or to the successors and assigns of a Shareholder, by will or the laws of descent and distribution. Any attempted transfer of the Earn-Out by any holder thereof (other than as set forth in the preceding sentence) shall be null and void.

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            (h) The Earn-Out shall represent only a right to receive cash from
Buyer subject to the terms set forth herein. The Earn-Out shall not possess any attributes of common stock and shall not entitle Buyer to any rights of any kind other than as specifically set forth herein.

            (i) As a material inducement to Buyer to enter into this Agreement, each of the Shareholders covenant and agree that from and after the Closing Date, the Earn-Out Business shall be operated and managed in compliance with the ordinary and customary policies and procedures of Buyer. The Shareholders acknowledge that compliance with the policies and procedures of Buyer may require the Earn-Out Business to incur additional expenses as compared to operations of the Earn-Out Business prior to the Closing Date and that the transactions contemplated by this Agreement constitute a transfer of control to Buyer.

            (j) Notwithstanding any provision in this Agreement to the contrary, in the event that a Shareholder terminates his employment with the Buyer without Good Reason prior to the first anniversary of the Closing Date, any Earn-Out payments due the Company or the Shareholders shall be reduced by the percentage set forth in Exhibit A relating to the terminating Shareholder. In the event that both Shareholders so terminate their employment, no Earn-Out payments shall be due or owing.

            (k) For purposes of this Agreement, the following terms have the meanings set forth in this Section 3.02(k):

                (i) "Gross Profit" shall mean, with respect to the Earn-Out Business for any Earn-Out Period, an amount equal to the sales revenue less (A) any discounts or other rebates to customers or distributors, less (B) any Product returns, less (C) any unreimbursed product maintenance or rework expense, and less (D) Cost of Sales. "Costs of Sales" shall mean the fully-burdened cost of manufacture, production, shipment and installation of the Products giving rise to revenue, including without limitation, direct and indirect labor costs (including benefits), cost of material (including cost of procurement, warehouse, and recordation of new materials and finished goods), manufacturing overhead and packaging and freight costs. Gross Profit shall not be reduced, however, by (1) foreign, federal and state income taxes and (2) any amortization or interest charges resulting from Buyer's acquisition of the Assets. In the calculation of Gross Profit, there shall be no inclusion of any gain or loss from any sale, exchange or other disposition of assets other than in the ordinary course of business. The calculation of Gross Profit shall be determined based on the books and records of the Buyer, maintained in a manner consistent with the Audited Financial Statements and with GAAP consistently applied.

                (ii) "Earn-Out Business" shall mean the business of manufacturing, selling and marketing the Products as is currently conducted by the Company and may in the future be conducted by Buyer. The Shareholders acknowledge and agree that the Earn-Out Business shall not include the results of operations of any other portion of the business of Buyer or of any corporation, partnership, limited liability company, division, joint venture, trust, business entity or assets comprising all or substantially all of the assets of a business unit, which are acquired by Buyer, either directly or through one or more affiliates, and subsequently combined with the Business, by means of purchase, exchange, merger, consolidation, joint venture, contribution or otherwise, after the date hereof.

                (iii) "Base Amount" shall mean $2,134,000, $2,711,000 and $3,443,000 for the Earn-Out Periods ending in 2000, 2001 and 2002, respectively.

                (iv) "Excess Gross Profit" means, for any Earn-Out Period, the excess of the Gross Profit during such Earn-Out Period over the Base Amount during such Earn-Out Period.

                (v) "Products" shall mean (A) the laser-based sensory products manufactured and sold by the Company on the Closing Date, (B) any product that is a result of alteration of a current product of the Company to meet the mounting or integration specifications of a customer, and (C) any product developed by those persons who are employees of the Company as of the Closing Date and that is commercially introduced while either of the Shareholders remains an employee of Buyer or any of its affiliates.

                (vi) "Good Reason" shall mean the termination by a Shareholder of his employment with Buyer as a result of any material adverse change in such Shareholder's duties, responsibilities or authority as an employee of Buyer, it being understood and agreed that subsequent to the purchase of the Assets and the Business by Buyer, (A) there will be certain changes in each Shareholder's titles, duties, responsibilities and authority resulting from Buyer's purchase of the Assets and the Business and Buyer's organizational structure, policies and procedures and (B) there will be certain changes in the duties, responsibilities and authority of J. Hans Bartunek resulting from his employment with Buyer being half-time after the purchase of the Assets and the Business by Buyer. Notwithstanding the foregoing, the following shall be considered a material adverse change within the meaning of this Section 3.02(k)(vi): (A) any requirement that a Shareholder relocate more than fifty (50) miles from the location of the office of the Company as of the date hereof; (B) with respect to Mark J. Cerny, any requirement that he travel outside the Company's principal market area as it exists on the date hereof more than three (3) days in any calendar month; (C) with respect to J. Hans Bartunek, any requirement that he travel outside the Company's principal market area as it exists on the date hereof; (D) with respect to J. Hans Bartunek, any requirement that he significantly alter his work hours as in effect during the six (6) months preceding the date hereof; and (E) any significant changes in the Company's vacation policy in effect on the date hereof as it is applied to the Shareholders.

            3.03 Escrow Amount. On the Closing Date, Buyer shall deposit the Escrow Amount into an escrow account (the "Escrow Account") pursuant to the terms of the escrow agreement substantially in the form attached as Exhibit F hereto (the "Escrow Agreement"). Upon the terms and subject to the conditions set forth in the Escrow Agreement, half ($250,000) of the Escrow Amount shall be held in escrow for a period of six (6) months from the Closing

Date and half ($250,000) shall be held in escrow for a period of twelve months after the Closing Date.

            3.04 Allocation of the Closing Purchase Price and the Escrow Amount. Buyer and the Company have allocated the Closing Purchase Price and the Escrow Amount among the Assets as set forth on Schedule 3.04 hereto and Buyer and the Company and their respective affiliates shall report the transactions contemplated by this Agreement for all Tax purposes (including, without limitation, for purposes of Section 1060 of the Code) consistent with the information on Schedule 3.04. Buyer and the Company and their respective affiliates shall timely file Form 8594 (and any similar forms required under applicable foreign, state or local Tax law) in accordance with the requirements of Section 1060 of the Code (or foreign, state or local Tax law, as the case may be) and this Section 3.04. Any subsequent payments to the Company or the Shareholders from the Escrow Amount shall be deemed to include interest at the lowest rate provided under the Code for installment obligations.

            3.05 Right of Set-Off. Buyer may set-off any amounts to which it may be entitled under the terms of this Agreement against amounts otherwise payable under this Article III. Neither the exercise of, nor the failure to exercise such right of set-off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it hereunder.

                                   ARTICLE IV

                                     CLOSING

            4.01 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Carter, Dougherty & Behman, 160 West Santa Clara Street, Suite 1180, San Jose, California, commencing at 9:00 a.m. local time on May 5, 1999 or at such other place or on such other date as the parties may mutually determine (the "Closing Date"). All acts of the Shareholders to be undertaken in connection with this Agreement shall be taken on behalf of the Shareholders by Mark J. Cerny (in such capacity, the "Shareholders' Representative").

            4.02 General Procedure. At the Closing, each party shall deliver to the party entitled to receipt thereof the documents required to be delivered pursuant to Article VIII hereof and such other documents, instruments and materials (or complete and accurate copies thereof, where appropriate) as may be reasonably required in order to effectuate the intent and provisions of this Agreement (the "Closing Agreements"), and all such documents, instruments and materials shall be satisfactory in form and substance to counsel for the receiving party. The assignment of all patent and patent applications held by the Company shall be substantially in the form attached as Exhibit B hereto (the "Patent Assignment"). The assignment of all trademarks held by the Company shall be substantially in the form attached as Exhibit C hereto (the "Trademark Assignment"). The assignment and assumption of the Assumed Liabilities by Buyer and the conveyance, transfer, assignment and delivery of the Assets shall be effected by the Company's and Buyer's execution of an assignment and assumption agreement and bill of sale substantially in the form attached as Exhibit D hereto (the "Bill of Sale").

            4.03 Shareholder's Representative. Each of the Shareholders hereby agrees to the appointment of, and by his execution of this Agreement hereby appoints, the Shareholder's Representative as such Shareholder's true and lawful attorney, in his name, place and stead to act on his behalf as contemplated by the terms of this Agreement. With the power of attorney herein above granted by each Shareholder to the Shareholders' Representative, each Shareholder authorizes the Shareholders' Representative to take any further action which he shall consider necessary or convenient in connection with the foregoing, hereby giving the Shareholders' Representative full power and authority to do and perform each and every act and thing whatsoever requisite and necessary to be done in and about the foregoing as fully as such Shareholder might or could do if personally present, and hereby ratifying and confirming all that the Shareholders' Representative shall lawfully do or cause to be done by virtue thereof.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                       OF THE COMPANY AND THE SHAREHOLDERS

            As a material inducement to Buyer to enter into this Agreement, with the understanding that Buyer will be relying thereon in consummating the transactions contemplated hereunder, and except as set forth in the disclosure schedule delivered by the Company and the Shareholders to Buyer on the date hereof (the "Disclosure Schedule") (which Disclosure Schedule sets forth the exceptions to the representations and warranties contained in this Article V under captions referencing the Sections to which such exceptions apply), the Company and each of the Shareholders jointly and severally hereby makes the representations and warranties set forth in this Article V.

            5.01 Incorporation and Power.

            (a) The Company: (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of California; (ii) has all requisite power and authority and all authorization, licenses, permits and certifications necessary to carry on and conduct the Business as it is now being conducted and to own or lease the Assets; and (iii) is duly qualified or licensed and in good standing in each jurisdiction in which the conduct of the Business or the ownership or leasing of the Assets requires it to be so qualified. Section 5.01 of the Disclosure Schedule contains a correct and complete list of the jurisdictions in which the Company is qualified to do business. The Company is not in default under or in violation of any provisions of its articles of incorporation, bylaws or other organizational documents.

            (b) The copies of the articles of incorporation, bylaws and other organizational documents of the Company that have been previously delivered to Buyer are the complete, true and correct articles of incorporation, bylaws and other organizational documents of the Company in effect on the date hereof.

            (c) Each Shareholder has full legal right, power and authority to enter into this Agreement and the employment agreements referenced in Section 8.01(i)(v) (the "Employment Agreements") and perform his obligations hereunder and thereunder. This Agreement has been duly authorized, executed and delivered by each Shareholder. No Shareholder is subject to or obligated under any trust (constructive or otherwise), contract, license, franchise or permit or subject to any order or decree, which would be breached, violated or exceeded by the execution and performance of this Agreement or the Employment Agreements by such Shareholder. This Agreement constitutes the valid, binding and enforceable obligation of each Shareholder, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other rights affecting creditors' rights generally from time to time in effect and to general equitable principles. Upon delivery at Closing, the Employment Agreements shall have been duly executed and delivered by the Shareholders and shall constitute the valid, binding and enforceable obligation of the Shareholders, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other rights affecting creditors' rights generally from time to time in effect and to general equitable principles.

            5.02 Execution; Delivery; Valid and Binding Agreements. The execution, delivery and performance of this Agreement and the Closing Agreements by the Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Company's Board of Directors and the Shareholders, and no other proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or the Closing Agreements. This Agreement constitutes the valid, binding and enforceable obligation of the Company, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other rights affecting creditors' rights generally from time to time in effect and to general equitable principles. Upon delivery at Closing, each of the Closing Agreements shall have been duly executed and delivered by the Company and each shall constitute the valid, binding and enforceable obligation of the Company, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other rights affecting creditors' rights generally from time to time in effect and to general equitable principles.

            5.03 No Breach. The execution, delivery and performance of this Agreement by the Shareholders and the execution, delivery and performance of this Agreement and the Closing Agreements by the Company and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any of the Assets, or require any authorization, consent, approval, exemption or other action by or notice to any court or other Governmental Entity, under, the provisions of the articles of incorporation, bylaws or other organizational documents of the Company or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which the Company, the Shareholders or the Assets are bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which the Company, the Shareholders or the Assets are subject. For the purposes of this Agreement, "Governmental Entity" means any national, federal, foreign, state, local or other governmental or regulatory authority, court, agency, commission, body or other entity.

            5.04 Governmental Authorities; Consents. Neither the Company nor either of the Shareholders is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution or delivery of this Agreement, the Closing Agreements or the Employment Agreements or the consummation of the transactions contemplated hereby and thereby. No consent, approval or authorization of any Governmental Entity or any other party or person is required to be obtained by either of the Shareholders or the Company in connection with the execution, delivery and performance of this Agreement, the Closing Agreements or the Employment Agreements or the transactions contemplated hereby and thereby.

            5.05 Shareholders. The Shareholders own all of the issued and outstanding capital stock of the Company.

            5.06 Subsidiaries. The Company does not own, nor has it ever owned any stock, partnership interest, joint venture interest, limited liability company interest or any other security or ownership interest issued by any other corporation, organization, limited liability company, partnership or other entity.

            5.07 Financial Statements. The Company has delivered to Buyer, or its authorized representatives, copies of (i) its unaudited balance sheet, as of March 31, 1999 (the "Latest Balance Sheet") and its unaudited statements of income, shareholders' equity and cash flows for the three-month period ended March 31, 1999 (such statements together with the Latest Balance Sheet are hereinafter referred to as the "Latest Financial Statements"), (ii) its audited balance sheet, as of December 31, 1998 and its audited statements of income, shareholders' equity and cash flows for the fiscal year ended December 31, 1998 (collectively, the "Audited Financial Statements"), and (iii) its unaudited balance sheets, as of December 31, 1997 and December 31, 1996, and its unaudited consolidated statements of income, shareholders' equity and cash flows for each of the fiscal years ended December 31, 1997, and December 31, 1996 (collectively, the "Annual Financial Statements" and together with the Latest Financial Statements and the Audited Financial Statements, the "Financial Statements"). The Financial Statements, including the notes thereto, are based upon and in accordance with the information contained in the books and records of the Company and fairly present the financial condition of the Company as of the dates thereof and the financial position, results of operations and cash flows of the Company for the periods referred to therein. The books and records of the Company are accurate and have been maintained in the ordinary course of business and in all significant respects are accurate. The Audited Financial Statements have been prepared in accordance with GAAP, consistently applied throughout the periods indicated.

            5.08 Absence of Undisclosed Liabilities. Except as reflected in the Latest Balance Sheet, the Company has no liabilities (whether determinable, indeterminable, accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, other than liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business consistent with past practices which shall be set forth in the Closing Date Statement (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit).

            5.09 No Material Adverse Changes. Since the date of the Latest Balance Sheet, there has been no material adverse change in the Assets, financial condition, operating results, employee, customer or supplier relations, business condition or, to the knowledge of the Company and the Shareholders, prospects of the Business. No event shall have occurred which, so far as can be reasonably foreseen, might result in any such change.

            5.10 Absence of Certain Developments. Since the date of the Latest Balance Sheet, the business of the Company has been operated in the ordinary course, consistent with past practices. As amplification and not limitation of the foregoing, since the date of the Latest Balance Sheet, the Company has not:

            (a) borrowed any amount or incurred or become subject to any liability or obligation in excess of $1,000 (whether absolute, accrued, contingent or otherwise and whether due or to become due), except (i) current liabilities incurred in the ordinary course of business consistent with past practices, and (ii) liabilities under contracts entered into in the ordinary course of business consistent with past practices;

            (b) mortgaged, pledged or subjected to any lien, charge or any other encumbrance, any of the Assets, except (i) liens for current property taxes not yet due and payable, (ii) liens imposed by law and incurred in the ordinary course of business consistent with past practices for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like, (iii) liens in respect of pledges or deposits under workers' compensation laws or (iv) liens set forth in Section 5.10 in the Disclosure Schedule, all of which liens in clauses (i) through (iv) are less than $10,000 in the aggregate;

            (c) discharged or satisfied any lien or encumbrance or paid any liability, in each case with a value in excess of $3,000, other than current liabilities paid in the ordinary course of business consistent with past practices;

            (d) sold, assigned, leased, licensed, transferred or otherwise disposed of (including, without limitation, transfers to any employees, affiliates or shareholders) any tangible assets which, individually or in the aggregate, have a fair market value in excess of $1,000 or canceled any debts or claims, in each case, except in the ordinary course of business consistent with past practices;

            (e) sold, assigned, leased, licensed, transferred or otherwise disposed of (including, without limitation, transfers to any employees, affiliates or shareholders) any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets;

            (f) disclosed to any person, other than Buyer or authorized representatives of Buyer, any proprietary confidential information, other than pursuant to a confidentiality agreement prohibiting the use and further disclosure of such information, which agreements are identified in Section 5.10 of the Disclosure Schedule and are in full force and effect on the date hereof;

            (g) waived any rights of material value or suffered any extraordinary losses or adverse changes in collection loss experience;

            (h) taken any other action or entered into any other transaction other than in the ordinary course of business consistent with past practices, or entered into any transaction with any "insider" (as defined in Section 5.22) other than the transactions contemplated by this Agreement;

            (i) suffered any material theft, damage, destruction, casualty or loss of or to any property or properties owned or used by it, whether or not covered by insurance;

            (j) made, granted, promised or announced any bonus or any wage, salary or compensation increase to any director, officer, or employee, or consultant or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement, or adopted any new employee benefit plan or arrangement, or made any commitment or incurred any liability to any labor organization, except for the wage, salary or compensation increases set forth in Section 5.10 of the Disclosure Schedule;

            (k) made any single capital expenditure or commitment therefor in excess of $2,000;

            (l) made any loans or advances to, or guarantees for the benefit of, any persons such that the aggregate amount of such loans, advances or guarantees at any time outstanding is in excess of $1,000;

            (m) made charitable contributions or pledges which, individually or in the aggregate, exceed $1,000;

            (n) made any change in accounting or tax principles or practices from those utilized in the preparation of the Financial Statements or the Returns referred to in Section 5.14(a);

            (o) experienced any amendment, modification or termination of any existing, or entered into any new, contract, agreement, plan, lease, license, permit or franchise which is, either individually or in the aggregate, material to its business, operations, financial position or prospects other than in the ordinary course of business consistent with past practices;

            (p) experienced any labor dispute material to its business, operations, financial position or prospects;

            (q) experienced any change in any assumption underlying or method of calculating, any bad debt, inventory, warranty, contingency or other reserve;

            (r) written off as uncollectible any note or account receivable, or canceled any debts, other than in the ordinary course of business consistent with past practices;

            (s) failed to replace or replenish inventory or supplies as such inventory or supplies may have been depleted from time to time, collect accounts receivable, pay accounts payable or shorten or lengthen the customary payment cycles for any of its payables or receivables or otherwise manage its working capital accounts in the ordinary course of business consistent with past practices;

            (t) experienced any write-down or write-up of (or failed to write-down or write-up in accordance with GAAP) the value of any inventories, receivables or other assets, or revalued any of its assets;

            (u) failed to maintain all material assets in accordance with good business practice and in good operating condition and repair, ordinary wear and tear excepted; or

            (v) discontinued or altered, in any material respect, its advertising or promotional activities or its pricing and purchasing policies.

            5.11 Title to Properties.

            (a) The real property demised by the lease (the "Lease") described in Section 5.11 in the Disclosure Schedule constitutes all of the real property currently used or occupied by the Company (the "Current Real Property"). The Current Real Property has access, sufficient for the conduct of the Business as now conducted or as presently proposed to be conducted, to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas and other utilities, used in the operation of the Business at that location. The buildings, structures, leasehold improvements and other physical improvements of any kind situated on the Current Real Property are free from material defects, have been maintained in good operating, sanitary and readily usable condition, and are sufficient for the continued conduct of the Business after the Closing in the same manner as conducted prior to the Closing.

            (b) The Lease is in full force and effect, and the Company holds a valid and existing leasehold interest under the Lease for the term set forth in the Disclosure Schedule. The Company has delivered to Buyer a complete and accurate copy of the Lease, and the Lease has not been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Buyer. The Company is not in default, and no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in such default under the Lease; nor, to the best knowledge of the Company and the Shareholders, is any other party to any of the Lease in default.

            (c) The Company does not own, nor has ever owned, any real property.

            (d) The Company owns good and marketable title to each of the tangible properties and tangible assets reflected on the Latest Balance Sheet or acquired since the date thereof, free and clear of all security interests, claims, liens, pledges, options, encumbrances, charges or other arrangements, restrictions or other legal or equitable limitations of any kind (collectively, "Restrictions"), except for (i) liens for current taxes not yet due and payable,
(ii) liens set forth in Section 5.11 of the Disclosure Schedule, (iii) the Current Real Property, (iv) assets disposed of since the date of the Latest Balance Sheet in the ordinary course of business consistent with past practices,
(v) liens imposed by law and incurred in the ordinary course of business consistent with past practices for obligations not yet due to carriers, warehousemen, laborers and materialmen and (vi) liens in respect of pledges or deposits under workers' compensation laws, all of which liens in classes (i) through (vi) aggregate less than $3,000.

            (e) Section 5.11 of the Disclosure Schedule lists all equipment, machinery, motor vehicles, trailers, furniture, fixtures and leasehold improvements which are (i) owned by the Company, (ii) leased by the Company as lessee or (iii) owned by any third party for which the Company is responsible. All items of such property are in good operating and readily usable condition and state of repair, ordinary wear and tear excepted, have been properly serviced and maintained in accordance with usual and customary business practices and are fit for the purposes for which it has been used.

            (f) The Company has not received any notice of any condemnation proceeding with respect to any of the Current Real Property.

            (g) There are no improvements being made or, to the knowledge of the Company and the Shareholders, planned by any public or private authority, the costs of which are to be assessed as special taxes or charges against any of the Current Real Property, and there are no present assessments.

            5.12 Accounts Receivable. The accounts receivable, notes receivable and other receivables of the Company reflected on the Latest Balance Sheet and those arising thereafter are valid receivables created in the ordinary course of business consistent with past practices, are not subject to valid counterclaims or set-offs, and are collectible in full in accordance with their terms within ninety (90) days after the date thereof. The goods and services sold and delivered by the Company that gave rise to such accounts receivable were sold and delivered in conformity with all applicable purchase orders, agreements and specifications.

            5.13 Customers and Suppliers. Section 5.13 of the Disclosure Schedule lists the ten (10) largest customers and ten (10) largest suppliers of the Company for the fiscal year ended December 31, 1998, and sets forth opposite the name of each such customer or supplier the approximate percentage of net sales and gross profit or purchases, as the case may be, by the Company attributable to each such customer or supplier for such period. Since June 30, 1998, no such customer or supplier has indicated that it will stop or decrease the rate of business done with the Company, except for changes in the ordinary course of business consistent with past practices.

            5.14 Tax Matters.

            (a) The Company, any affiliated, combined, consolidated, or unitary group of which either Company is or was a member, and any Plans, as the case may be (each, a "Tax Affiliate" and, collectively, the "Tax Affiliates"), has: (i) timely filed, or has had timely filed on its behalf, or will timely file, all returns, declarations, reports, estimates, information returns, and statements ("Returns") required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any taxing authority having jurisdiction, for all periods prior to the Closing Date; (ii) timely and properly paid, or has had paid on its behalf or will timely and properly pay, all Taxes due and payable in connection with such Returns; and (iii) complied with all applicable laws, rules, and regulations relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code) and timely and properly withheld from individual employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

            (b) There are no liens for Taxes upon any assets of the Company or of any Tax Affiliate, except liens for Taxes not yet due and payable.

            (c) No deficiency for any Taxes has been proposed, asserted or assessed against the Company or any Tax Affiliate that has not been resolved and paid in full. No waiver, extension or comparable consent given by the Company or any Tax Affiliate regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to the Company or any Tax Affiliate by any taxing authority regarding any such Tax, audit or other proceeding, or, to the best knowledge of the Company and Shareholders, is any such Tax audit or other proceeding threatened with regard to any Taxes or Returns. The Shareholders and the Company do not expect the assessment of any additional Taxes of the Company or any Tax Affiliate and are not aware of any unresolved questions, claims or disputes concerning the liability for Taxes of the Company or any Tax Affiliate which would exceed the estimated reserves established on the Latest Financial Statements.

            (d) Neither the Company nor any Tax Affiliate is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any

"excess parachute payments" within the meaning of Section 280G of the Code and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by the Company or any Tax Affiliate that are not deductible (in whole or in part) under Section 280G of the Code.

            (e) Neither the Company nor any Tax Affiliate has requested any extension of time within which to file any Return, which Return has not since been filed.

            (f) For purposes of this Agreement, the term "Taxes" means all taxes, charges, fees, levies, or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, including, without limitation, all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign, upon the Company or any Tax Affiliate.

            5.15 Contracts and Commitments.

            (a) Section 5.15 of the Disclosure Schedule lists the following agreements, whether oral or written, to which the Company is a party and which are currently in effect:

                (i) bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as described in Section 5.20 of the Disclosure Schedule (or excluded by Section 5.20 from inclusion thereunder);

                (ii) hospitalization insurance or other welfare benefit plan or practice, whether formal or informal, other than as described in Section 5.20 of the Disclosure Schedule (or excluded by Section 5.20 from inclusion thereunder);

                (iii) stock purchase or stock option plan;

                (iv) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis or relating to severance pay for any such person;

                (v) confidentiality agreement;

                (vi) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the Assets;

                (vii) guaranty by it of any obligation for borrowed money or otherwise;

                (viii) lease or agreement under which it is lessee of, or holds or operates any property, real or personal, owned by any other party, for which the annual rental exceeds $1,000, other than as described in Section 5.11 of the Disclosure Schedule;

                (ix) lease or agreement under which it is lessor of, or permits any third party to hold or operate, any property, real or personal, for which the annual rental exceeds $1,000 other than as described in Section 5.11 of the Disclosure Schedule;

                (x) contract or group of related contracts with the same party for the purchase of products or services under which the undelivered balance of such products or services is in excess of $1,000 (other than purchase orders entered into in the ordinary course of business consistent with past practices);

                (xi) contract or group of related contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $2,000 (other than purchase orders entered into in the ordinary course of business consistent with past practices);

                (xii) contract or group of related contracts with the same party (other than any contract or group of related contracts for the purchase or sale of products or services) continuing over a period of more than six months from the date or dates thereof, not terminable by it on 30 (thirty) days' or less notice without penalty and involving more than $1,000;

                (xiii) contract or group of related contracts with the same party calling for any rebates, allowances, discounts, performance money or compensation of any type previously paid or granted or to be paid or granted to or by the Company;

                (xiv) contract which prohibits the Company from freely engaging in business anywhere in the world;

                (xv) license agreement or agreement providing for the payment or receipt of royalties or other compensation by the Company in connection with the intellectual property rights listed in Section 5.16 of the Disclosure Schedule;

                (xvi) contract or commitment for capital expenditures in excess of $2,000;

                (xvii) agreement for the sale of any capital asset;

                (xviii) contract with any affiliate which in any way relates to the Company (other than for employment on customary terms); or

                (xix) other agreement which is either material to the business of the Company or the transactions contemplated hereby or which was not entered into in the ordinary course of business consistent with past practices.

            (b) The Company has performed all obligations required to be performed by it in connection with the contracts or commitments required to be disclosed in Section 5.15 of the Disclosure Schedule and is not in receipt of any claim of default under any contract or commitment required to be disclosed under such caption. The Company has no present expectation or intention of not fully performing any material obligation pursuant to any contract or commitment required to be disclosed under such caption. Neither the Company nor either of the Shareholders have any knowledge of any breach or anticipated breach by any other party to any contract or commitment required to be disclosed in Section
5.15 of the Disclosure Schedule.

            (c) Prior to the date of this Agreement, the Company has provided to Buyer a true and correct copy of each written contract or commitment, and a written description of each oral contract or commitment, referred to in Section
5.15 in the Disclosure Schedule, together with all amendments, waivers or other changes thereto.

            (d) To the extent the Company's interest in and benefits under all licenses, contracts and agreements are not assignable in accordance with Section 2.01(e) hereof, such non-assignability will not have a material adverse effect on the Business or the Assets transferred to Buyer pursuant to the terms of this Agreement.

            5.16 Intellectual Property Rights.

            (a) Section 5.16 of the Disclosure Schedule describes all rights in patents, patent applications, trademarks, service marks, trade names, corporate names, copyrights, mask works, trade secrets or other intellectual property rights owned by, licensed to or otherwise controlled by the Company or used in, developed for use in or necessary to the conduct of the business of the Company as now conducted or planned to be conducted (the "Intellectual Property Rights"). The Company owns and possesses all right, title and interest, or holds a valid license, in and to the rights set forth in Section 5.16 of the Disclosure Schedule. Section 5.16 of the Disclosure Schedule sets forth all products marketed or that have been marketed by the Company within the past two years and identifies the method of intellectual property protection utilized by the Company with respect to each such product. Section 5.16 of the Disclosure Schedule describes all Intellectual Property Rights which have been licensed to third parties (other than license to end-users in accordance with a shrink-wrap license in the ordinary course of business) and those Intellectual Property Rights which are licensed from third parties. Except as disclosed in Section
5.16 of the Disclosure Schedule, the Company has the right to assign and transfer to the Buyer all of the Intellectual Property Rights in accordance with the transactions contemplated by this Agreement, without the requirement that any consent to assignment or any payment.

            (b) The Company has taken such action to protect the Intellectual Property Rights as is necessary for the Company to use such rights in its business as currently conducted or currently contemplated without the payment of royalties or penalties (except as set forth in the Disclosure Schedule). Without limiting the generality of the foregoing, except as set forth in Section 5.16 of the Disclosure Schedule, all employees, contract workers, consultants and other agents of the Company have executed agreements sufficient to vest in the Company ownership or the right to use the Intellectual Property Rights on which they have performed services in the business of the Company as currently conducted without the payment of royalties or penalties. Except as set forth in Section 5.16 of the Disclosure Schedule, the Company has not received any notice of, nor are there any facts known to the Company which indicate a likelihood of, any infringement or misappropriation by, or conflict from, any third party with respect to the Intellectual Property Rights; no claim by any third party contesting the validity of any Intellectual Property Rights has been made, is currently outstanding or, to the best knowledge of the Company and the Shareholders, is threatened; the Company has not received any notice of any infringement, misappropriation or violation of any intellectual property rights of any third parties and, to the best knowledge of the Company and the Shareholders, the Company has not infringed, misappropriated or otherwise violated any such intellectual property rights; and, to the best knowledge of the Company and the Shareholders, no infringement, illicit copying, misappropriation or violation has occurred or will occur with respect to products currently being sold by the Company or with respect to the products currently under development (in their present state of development) or with respect to the conduct of the business of the Company as now conducted.

            5.17 Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to the best knowledge of the Company and the Shareholders, threatened against the Company, at law or in equity, or before or by any arbitrator or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, nor is there any basis therefor. No Governmental Entity has at any time challenged or questioned the legal right of the Company to offer or sell any of their products or services in the present manner or style thereof.

            5.18 Year 2000 Compliance.

            (a) All of the current or past products and/or services offered by the Company (including any predecessor in interest), including each item of hardware, software, or firmware, any system, equipment, or products consisting of or containing one or more thereof, and any and all enhancements, upgrades, customizations, modifications, maintenance and the like are, Year 2000 Compliant. In those instances in which the Company is obligated to repair or replace products or services previously provided by the Company that are not Year 2000 Compliant in order to meet the Company's contractual obligations, to avoid liability, to avoid misrepresentation claims, or due to other obligations, the Company has repaired or replaced such products and services so that such products and services are Year 2000 Compliant. The Company is not subject to any pending or threatened regulatory action, proceeding or investigation concerning the Year 2000 Compliance of its products, services or operations, and, to the best knowledge of the Company and the Shareholders, there is no basis for any such regulatory action, investigation or proceeding. The Company is in compliance with all applicable regulatory rules, regulations and requirements with regard to the Year 2000 Compliance of its products, services and operations. No claim that any of the Company's products or services are not Year 2000 Compliant, including, without limitation, product liability claims, has been asserted or threatened, and, to the best knowledge of the Company and the Shareholders, there is no basis for any such claim or action. The Company has furnished Buyer with true, correct and complete copies of any customer agreements or other materials in which the Company has furnished (or could be deemed to have furnished) assurances as to the Year 2000 Compliance of its products or services, including any responses to surveys or requests for certification of Year 2000 Compliance and letters of assurance to customers.

            (b) To the knowledge of the Company and the Shareholders, (i) all of the internal MIS systems and all systems used in the ordinary course of the Business by or on behalf of the Company, (ii) all vendors of products or services to the Company and (iii) all of the Company's facilities, are Year 2000 Compliant.

            (c) For purposes of this Agreement, "Year 2000 Compliant" means that
(1) the products, services, or other item(s) at issue accurately process, provide and/or receive all date/time data (including calculating, comparing, and sequencing) within, from, into, and between centuries (including the twentieth and twenty-first centuries and the years 1999 and 2000), including leap year calculations, and (2) neither the performance nor the functionality nor the Company's provision of the products, services, and other item(s) at issue will be affected by any dates/times prior to, on, after, or spanning January 1, 2000. The design of the products, services, and other item(s) at issue to ensure compliance with the foregoing warranties and representations includes proper date/time data century recognition and recognition of 1999 and 2000, calculations that accommodate single century and multi-century formulae and date/time values before, on, after, and spanning January 1, 2000, and date/time data interface values that reflect the century, 1999, and 2000. In particular, but without limitation, (i) no value for current date/time will cause any error, interruption, or decreased performance in or for such products, services, and other item(s), (ii) all manipulations of date and time related data (including calculating, comparing, sequencing, processing, and outputting) will produce correct results for all valid dates and times, when used independently or in combination with other products, services, and/or items, (iii) date/time elements in interfaces and data storage will specify the century to eliminate date ambiguity without human intervention, including leap year calculations,
(iv) where any date/time element is represented without a century, the correct century will be unambiguous for all manipulations involving that element, (v) authorization codes, passwords, and zaps (purge functions) will function normally and in the same manner during, prior to, on, and after January 1, 2000, including the manner in which they function with respect to expiration dates and CPU serial numbers, and (vi) the Company's supply of the products, services, and other item(s) will not be interrupted, delayed, decreased, or otherwise affected by the advent of the year 2000.

            (d) The Company has furnished Buyer with a true, correct and complete copy of any internal investigations, memoranda, budget plans, forecasts or reports concerning the Year 2000 Compliance of the products, services, operations, systems, supplies, and facilities of the

Company and the Company's vendors, to the extent any shall have been prepared or delivered prior to the date hereof.

            5.19 Employees. To the best knowledge of the Company and the Shareholders, no employee of Company has any plans to terminate his or her employment, other than as required in connection with the transactions contemplated by this Agreement. The Company has complied in all material respects with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes. The Company has no material labor relations problem pending and its labor relations are satisfactory. There are no workers' compensation claims pending against the Company, nor is the Company or either of the Shareholders aware of any facts that would give rise to such a claim. To the best knowledge of the Company and the Shareholders, no employee of the Company is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of such entity. In furtherance of the foregoing and not in limitation thereof, and except as set forth in the Disclosure Schedule, neither of the Shareholders has ever entered into any employment, noncompetition, intellectual property rights ownership or similar agreement. No employee or former employee of the Company has any claim with respect to any of the Intellectual Property Rights. Section 5.19 of the Disclosure Schedule lists, as of the date set forth in the Disclosure Schedule, each employee of the Company, along with the position, title, remuneration (including any scheduled salary or remuneration increases), date of employment and accrued vacation pay of each such employee.

            5.20 Employee Benefit Plans.

            (a) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and "Plan" means every plan, fund, contract, program and arrangement (whether written or not) which is maintained or contributed to by the Company for the benefit of present or former employees or with respect to which the Company otherwise has current or potential liability. "Plan" includes any arrangement intended to provide: (i) medical, surgical, health care, hospitalization, dental, vision, workers' compensation, life insurance, death, disability, legal services, severance, sickness or accident benefits (whether or not defined in Section 3(1) of ERISA), (ii) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified and whether or not defined in Section 3(2) of ERISA), (iii) bonus, incentive compensation, stock option, stock appreciation right, phantom stock or stock purchase benefits, or (iv) salary continuation, unemployment, supplemental unemployment, termination pay, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA). Section 5.20 of the Disclosure Schedule sets forth all Plans by name and brief description identifying: (i) the type of Plan, (ii) the funding arrangements for the Plan,
(iii) the sponsorship of the Plan, and (iv) the participating employers in the Plan.

            (b) To the extent required (either as a matter of law or to obtain the intended tax treatment and tax benefits), all Plans comply with the requirements of ERISA and the Code.

With respect to the Plans, (i) all required contributions which are due have been made and a proper accrual has been made on the books and records of the Company for all future contribution obligations; (ii) there are no actions, suits or claims pending, other than routine uncontested claims for benefits; and
(iii) there have been no prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code). All benefits under the Plans are payable either through a fully-funded trust or an insurance contract and no Plan is self-funded.

            (c) Buyer has received true and complete copies of (i) all Plan documents, including related trust agreements or funding arrangements; (ii) the most recent determination letter, if any, received by the Company from the IRS regarding the Plans and any amendment to any Plan made subsequent to any Plan amendments covered by any such determination letter; (iii) the most recent financial statements for the Plans; (iv) the most recently prepared actuarial valuation reports; (v) current summary plan descriptions; (vi) annual returns/reports on Form 5500 and summary annual reports for each of the most recent three plan years; (vii) any filings with the IRS or the Department of Labor ("DOL") within the last five years preceding the date of this Agreement; and (viii) any material correspondence to or from the IRS or DOL within the last three years preceding the Closing Date in connection with any Plan. Nothing has occurred that could adversely affect the qualification of the Plans and their related trusts.

            (d) The Company does not maintain or contribute to (and has never contributed to) any multi-employer plan, as defined in Section 3(37) of ERISA. The Company has no actual or potential liabilities under Title IV of ERISA, including under Section 4201 of ERISA for any complete or partial withdrawal from a multi-employer plan. The Company has no actual or potential liability for death or medical benefits after separation from employment, other than (i) death benefits under the employee benefit plans or programs (whether or not subject to ERISA) set forth under the caption referencing this Section 5.20 in the Disclosure Schedule and (ii) health care continuation benefits described in
Section 4980B of the Code.

            (e) Neither the Company nor any of its directors, officers, employees or other "fiduciaries", as such term is defined in Section 3(21) of ERISA, has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law with respect to the Plans which would subject the Company, Buyer or any of their respective directors, officers or employees to any liability under ERISA or any applicable law.

            (f) The Company has not incurred any liability for any tax or civil penalty or any disqualification of any Plan imposed by Sections 4980B and 4975 of the Code and Part 6 of Title I and Section 502(i) of ERISA.

            (g) There are no other trades or businesses, whether or not incorporated, which, together with the Company, would be deemed to be a "single employer" within the meaning of Code Sections 414(b), (c) or (m).

            (h) Except with respect to Taxes on benefits paid or provided, no Tax has been waived or excused, has been paid or is owed by any person (including, but not limited to, any

Plan, any Plan fiduciary or the Company) with respect to the operations of, or any transactions with respect to, any Plan. No action has been taken by the Company, nor has there been any failure by the Company to take any action, nor is any action or failure to take action contemplated by the Company (including all actions contemplated under this Agreement), that would subject any person or entity to any liability or Tax imposed by the IRS or DOL in connection with any Plan. No reserve for any Taxes has been established with respect to any Plan by the Company nor has any advice been given to the Company with respect to the need to establish such a reserve.

            (i) There are no (i) legal, administrative or other proceedings or governmental investigations or audits, or (ii) complaints to or by any governmental entity, which are pending, anticipated or, to the best knowledge of the Company and the Shareholders, threatened, against any Plan or its assets, or against any Plan fiduciary or administrator, or against the Company or its officers or employees with respect to any Plan.

            (j) There are no leased employees, as defined in Section 414(n) of the Code, that must be taken into account with respect to the requirements under
Section 414(n)(3) of the Code.

            (k) Each Plan may be terminated directly or indirectly by Buyer and the Company, in their sole discretion, at any time after the Closing Date in accordance with its terms, without causing Buyer or the Company to incur any liability to any person, entity or government agency for any conduct, practice or omission of the Company which occurred prior to the Closing Date, except for liabilities to and the rights of the employees thereunder accrued prior to the Closing Date, or if later, the time of termination, and except for continuation rights required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other applicable law.

            (l) The Company has no liabilities outstanding nor has ever incurred any liabilities under its 1998 Phantom Stock Plan.

            5.21 Insurance. Section 5.21 of the Disclosure Schedule lists and briefly describes each insurance policy maintained by the Company with respect to the Assets and operation of the Business and sets forth the date of expiration of each such insurance policy. The Company has at all times maintained insurance relating to its business and covering property, fire, casualty, liability, life, workmen's compensation, and all other forms of insurance customarily obtained by businesses in the same industry. Such insurance: (a) is in full force and effect; (b) is sufficient for compliance in all material respects with all requirements of applicable law and of any contract or agreement to which the Company is subject; (c) is valid, outstanding, and enforceable; and (d) insures against risks of the kind customarily insured against and in amounts customarily carried by businesses similarly situated and provides adequate insurance coverage for the activities of the Company.

            5.22 Affiliate Transactions. Other than pursuant to this Agreement or as described in Section 5.22 of the Disclosure Schedule, no officer, director, employee or

Shareholder, or any member of the immediate family of any such officer, director, employee or Shareholder, or any entity in which any of such persons owns any beneficial interest (other than any publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent (1%) of the stock of which is beneficially owned by any of such persons) (collectively "insiders"), has any agreement with the Company or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of the Company (other than ownership of capital stock of the Company). Except as described in Section 5.22 of the Disclosure Schedule, none of the insiders has any direct or indirect interest in any competitor, supplier or customer of the Company or in any person, firm or entity from whom or to whom the Company leases any property, or in any other person, firm or entity with whom the Company transacts business of any nature. For purposes of this Section 5.22, members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law of such officer, director or employee. All agreements and transactions between the Company, on one hand, and any insider, on the other hand, were made for bona fide business purposes on terms no less favorable than could be obtained from an unaffiliated third party.

            5.23 Officers and Directors; Bank Accounts. Section 5.23 of the Disclosure Schedule lists (a) all officers and directors of the Company, and (b) all bank accounts of the Company (designating each authorized signer).

            5.24 Compliance with Laws; Permits.

            (a) The Company and its officers, directors, agents and employees have complied in all material respects with all applicable laws, regulations and other requirements, including, but not limited to, national, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements including, without limitation, those pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers' compensation, unemployment and building and zoning codes, which materially affect the Business, the Assets or the Current Real Property and to which the Company may be subject. No claims have been filed against the Company alleging a violation of any such laws, regulations or other requirements. There are no pending or, to the best knowledge of the Company and the Shareholders, threatened actions to change the zoning or building ordinances or any other laws, rules, regulations or ordinances affecting the Assets or the Current Real Property. The Company is not relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to Buyer after the Closing Date.

            (b) The Company has, in full force and effect, all authorizations, licenses, permits and certificates, from all Governmental Entities necessary to conduct the Business and own and operate the Assets (other than Environmental Permits) (collectively, the "Permits"). A true, correct and complete list of all the Permits is set forth in Section 5.24 of the Disclosure

Schedule, with an indication as to whether the permit is assignable to Buyer. The Company has conducted the Business in compliance with all material terms and conditions of the Permits.

            (c) None of the Company, the Shareholders or officers, employees or agents of the Company nor any person acting on behalf of any such person or entity, has, directly or indirectly received, agreed to receive, given or agreed to give any gift or similar benefit from or to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction) which violated or violates any national, federal, foreign, state or local law, rule or regulation, or which, if not continued in the future, might adversely affect the business, financial condition or results of operations of the Company.

            5.25 Environmental Matters. Section 5.25 of the Disclosure Schedule lists all of the real property currently or previously owned, used, occupied or leased by the Company (the "Real Property").

            (a) As used in this Section 5.25, the following terms shall have the following meanings:

                (i) "Hazardous Materials" means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any Environmental Laws including, without limitation, any asbestos and asbestos-containing material, lead paint, urea formaldehyde, radon, polychlorinated biphenyls (PCBs), petroleum, petroleum hydrocarbons, benzene, toluene and other products based on or derived from petroleum.

                (ii) "Environmental Laws" means all applicable foreign, federal, national, French, state and local laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to pollution, contamination or protection of the environment, human health or safety or Hazardous Materials.

                (iii) "Release" shall mean the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

                (iv) "Environmental Claim" shall mean any claim, action, cause of action, investigation or written notice by any person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from the presence or Release of any Hazardous Material at any location, whether or not owned or operated by the Company.

                (v) "Regulatory Actions" means any claim, demand, action or proceeding brought or instigated by any Governmental Entity in connection with any Release of

Hazardous Materials or any Environmental Law, including, without limitation, civil, criminal and/or administrative proceedings.

                (vi) "Third-Party Environmental Claims" shall mean any third-party claim, action, demand or proceeding (other than a Regulatory Action) based on negligence, trespass, strict liability, nuisance, toxic tort, or any other cause of action or theory relating to any Release of Hazardous Materials or any violation of any Environmental Law.

            (b) The Company and, to the best knowledge of the Company and the Shareholders, the Real Property are and have been in compliance, in all material respects, with all Environmental Laws. No violation of any Environmental Law now exists or has ever existed for which the Company remains in violation; no notice of violation or any alleged violation has been issued by any Governmental Entity and there are no pending investigations involving the Company or, to the knowledge of the Company and the Shareholders, the Real Property.

            (c) The Company has obtained, and maintained in full force and effect, or, has applied for, all environmental permits, licenses, certificates of compliance, approvals and other authorizations necessary to conduct its activities and business and to own or operate the Real Property (collectively, the "Environmental Permits"). The Company has conducted business in compliance with all material terms and conditions of the Environmental Permits. The Company has filed all reports and notifications required to be filed under and pursuant to all Environmental Laws. Neither the Company nor either of the Shareholders have any reason to believe that Environmental Permits applied for will not be granted or renewed in the ordinary course of business or that any grant or extension would limit future operations in a manner that would have a material adverse effect on the Company.

            (d) No Hazardous Materials have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited, stored, or released on, under or about any part of the Real Property by the Company, except in de minimis amounts and only then when handled, stored and transported in compliance, in all material respects, with applicable Environmental Laws.

            (e) No Environmental Claim has been asserted or assessed against the Company or, to the knowledge of the Company and the Shareholders, the Real Property, and neither the Company nor either of the Shareholders has received notice alleging in any manner that any such entity is or might be potentially responsible for any Release of Hazardous Materials, or any costs arising under or due to a violation of Environmental Laws.

            (f) Neither the Company nor, to the knowledge of the Company and the Shareholders, the Real Property is or has been listed on the United States Environmental Protection Agency National Priorities List of Hazardous Waste Sites (the "National Priorities List") or any other similar list, schedule, law, inventory or record of hazardous or solid waste sites maintained by any Governmental Entity.

            (g) The Company has disclosed and delivered to Buyer a copy of each Environmental Permit and copies of all environmental reports and investigations which the Company has obtained, ordered or is aware of with respect to the business of such entity or the Real Property. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not affect the validity of, or require the transfer of, any Environmental Permits, and will not require notification, legislation, reporting, filing, investigation or remediation under any Environmental Laws.

            (h) No part of the business of the Company or, to the knowledge of the Company and the Shareholders, the Real Property has been used as, a landfill, dump or other disposal, storage, transfer, handling or treatment area for Hazardous Materials, or as a gasoline service station or a facility for selling, dispensing, storing, transferring, disposing or handling petroleum and/or petroleum products.

            (i) No lien has been attached or filed against the Company in favor of any Governmental Entity or private entity for (i) any liability or imposition of costs under or violation of any applicable Environmental Law, or (ii) any Release of Hazardous Materials.

            (j) All of the Real Property is served by sanitary sewers and municipal water service and, to the knowledge of the Company and the Shareholders, there are no septic tanks or wells located on any of the Real Property.

            (k) The storage, transportation, handling, use or disposal, if any, by the Company of Hazardous Materials on or under the Real Property and/or disposal elsewhere, if any, of Hazardous Materials and other materials and substances generated by the Company on or from the Real Property is currently, and at all times has been, in compliance in all material respects with all Environmental Laws. The Company has not transported or arranged for the transportation of any Hazardous Materials or other material or substances to any location which is (i) listed on the National Priorities List or any other similar list, schedule, log, inventory or record, however defined, of hazardous or solid waste sites maintained by any Governmental Entity, (ii) listed for possible inclusion on the National Priorities List or other similar list, schedule, log, inventory or record, however defined, of hazardous or solid waste sites maintained by any Governmental Entity; or (iii) the subject of any Regulatory Action or Third-Party Environmental Claim.

            (l) The Shareholders, on their own behalf and on behalf of their successors and assigns, hereby waive, release and agree not to bring any claim, demand, cause of action or proceeding, including without limitation any cost recovery action, against Buyer, its affiliates under any Environmental Law which relates to events or circumstances caused before the Closing Date.

            (m) No expenditure will be required in order for Buyer to comply with any Environmental Laws in connection with the Business.

            5.26 Brokerage. Except for the Business Team (the fees of which shall be the sole responsibility of the Shareholders), no third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company or any Shareholder.

            5.27 Warranties. Except as set forth in Section 5.27 of the Disclosure Schedule, the Company does not make nor has made any express or implied warranties or guaranties on its own behalf as to goods sold or services provided by it. Section 5.27 of the Disclosure Schedule also summarizes all claims outstanding, pending or, to the best knowledge of the Company and the Shareholders, threatened for breach of any warranty relating to any products or services sold by the Company prior to the date hereof. The description of such warranties set forth in Section 5.27 of the Disclosure Schedule is correct and complete. The reserves for warranty claims on the Latest Balance Sheet are consistent with the Company's prior practices and are fully adequate to cover all warranty claims made or to be made against any products or services of the Company sold prior to the date thereof.

            5.28 Business of the Company. This Agreement, together with the performance of the Company's and the Shareholders' obligations hereunder will convey to Buyer all of the tangible and intangible assets directly or indirectly related to the Business, including, but not limited to, account receivables, inventory, contract rights, infrastructure, office equipment and supplies, customer and supplier lists and relationships, systems and software, trademarks, licenses and patents, and such assets constitute all of the assets necessary to conduct the Business as it was conducted prior to the Closing Date and is presently proposed to be conducted.

            5.29 Inventory. The Company's inventory of raw materials, work in process and finished goods consists of items of a quality and quantity usable and, with respect to finished goods only, salable at the Company's normal profit levels, in each case, in the ordinary course of the Company's business. The Company's inventory of finished goods is not slow-moving as determined in accordance with past practices, obsolete or damaged and is merchantable and fit for its particular use. The Company has on hand or has ordered and expects timely delivery of such quantities of raw materials and has on hand such quantities of work in process and finished goods as are reasonably required timely to fill current orders on hand which require delivery within sixty (60) days and to maintain the manufacture and shipment of products at its normal level of operations. As of the date of the Latest Balance Sheet, the values at which such inventory is carried on the Latest Balance Sheet are in accordance with GAAP. Section 5.29 of the Disclosure Schedule contains a materially complete and accurate summary of the Company's inventory of raw materials, work in progress and finished goods as of April 30, 1999.

            5.30 Immigration Matters. Each employee of the Company hired after November 6, 1986, has completed and retained an Immigration and Naturalization Service Form I-9 in accordance with applicable rules and regulations (and has not undergone any compliance review or inspection by the Immigration and Naturalization Service with respect thereto). The Company has no non-immigrant employees whose status would terminate or be otherwise affected by this transaction. Section 5.30 of the Disclosure Schedule sets forth the name and non-immigrant status of each employee of the Company who is an alien who is authorized to work in the United States in non-immigrant status.

            5.31 Confidentiality Agreements. Each of the employees of the Company has entered into a confidentiality agreement in a form substantially similar to that set forth in Section 5.31 of the Disclosure Schedule.

            5.32 Company Value and Products. Neither the Company nor either of the Shareholders has any knowledge of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any product of the Company. Neither the Company nor either of the Shareholders has any knowledge of any facts, nor are there any facts known to the Company or either of the Shareholders relating to the Business, not disclosed herein, which might be reasonably expected to diminish Buyer's appreciation of the worth or profitability of the Business or which, if known by Buyer, might be reasonably expected to deter it from completing the transactions contemplated hereby.

            5.33 Disclosure. None of this Agreement, the Disclosure Schedule, the exhibits hereto and the documents delivered by or on behalf of the Shareholders or the Company pursuant to the terms hereof or the financial statements referred to in Section 5.07 hereof, contain any untrue statement of a material fact regarding the Business or the Assets or any of the other matters dealt with in this Article V relating to the Business, the Assets or the transactions contemplated by this Agreement. This Agreement, the exhibits hereto, the documents delivered to Buyer by or on behalf of the Shareholders or the Company pursuant to the terms hereof, the Disclosure Schedule and the financial statements referred to in Section 5.07 hereof, do not omit any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading, and there is no fact which has not been disclosed to Buyer of which any Shareholder or the Company has knowledge which materially affects adversely or could reasonably be anticipated to materially affect adversely the Business or the Assets, including operating results, assets, customer relations, employee relations and business prospects.

                                   ARTICLE VI

                        REPRESENTATIONS AND WARRANTIES OF
                                      BUYER

            Buyer hereby represents and warrants to the Shareholders and the Company that:

            6.01 Incorporation and Corporate Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota, with the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

            6.02 Execution, Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action of Buyer's management and Board of Directors, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by Buyer, and this Agreement constitutes the valid and binding obligation of Buyer enforceable in accordance with its terms.

            6.03 No Breach. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby do not and will not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any assets of Buyer, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the articles of incorporation or bylaws of Buyer or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Buyer is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which Buyer is subject.

            6.04 Governmental Authorities; Consents. Buyer is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any Governmental Entity or any other party or person is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement or the transactions contemplated hereby.

            6.05 Brokerage. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

                                   ARTICLE VII

                                    COVENANTS

            7.01 Conduct of the Business. In connection with the Business and the Assets, the Company and the Shareholders agree to observe each term set forth in this Section 7.01 and agree that, from the date of this Agreement until the Closing Date, unless otherwise consented to by Buyer in writing or expressly contemplated herein:

            (a) The Business shall be conducted only in, and the Company shall not take any action or enter into any contract or agreement except in, the ordinary course of business, on an arm's-length basis and in accordance in all material respects with all applicable laws, rules and regulations and the Company's past practices;

            (b) Except as contemplated by this Agreement or with the prior written consent of Buyer, the Company shall not, directly or indirectly, do or permit to occur any of the following:

                (i) issue or sell any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, any of its capital stock or other equity interests;

                (ii) sell, pledge, dispose of or encumber any of its Assets, except in the ordinary course of business consistent with past practices;

                (iii) amend or propose to amend its articles of incorporation, bylaws or other organizational documents;

                (iv) declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to shares of its capital stock or other equity interest, except as provided in
Section 7.10;

                (v) redeem, purchase or acquire or offer to acquire any of its outstanding capital stock or other equity interest;

                (vi) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, limited liability company, joint venture or other business organization or division or material assets thereof;

                (vii) incur, assume or guarantee any indebtedness for borrowed money or issue any debt securities, except the borrowing of working capital in the ordinary course of business consistent with past practices, incur any obligations or liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due), or create, assume or incur any lien, claim, encumbrance or other charge on any Asset, other than in the ordinary course of business consistent with past practices;

                (viii) accelerate or defer the payment of undisputed accounts payable or other accrued expenses owed to trade creditors or other third parties having business relationships with such entity;

                (ix) accelerate, beyond the normal collection cycle, or defer collection of accounts receivable, manufacturers' rebates, promotional allowances and other receivables;

                (x) enter into or propose to enter into, or modify or propose to modify, any Lease or exercise or waive any option, or consent to any modification, act or omission by any landlord requiring tenant's consent under any Lease;

                (xi) enter into or propose to enter into or modify or propose to modify any agreement, arrangement or understanding with respect to any of the matters set forth in this Section 7.01(b);

                (xii) sell, lease, license or otherwise dispose of any Assets, other than in the ordinary course of business consistent with past practices;

                (xiii) accelerate or defer the construction of improvements at any of the locations of the Business; or

                (xiv) accelerate or defer the purchase of fixtures, equipment, leasehold improvements, vehicles, other items of machinery and equipment and other capital expenditures.

            (c) The Company shall not, directly or indirectly:

                (i) enter into or modify any employment, severance, change in control or similar agreements or arrangements with, or grant any bonuses, salary increases, severance, change in control or termination pay to, any officers or directors or consultants;

                (ii) take any action with respect to the grant of any bonuses, salary increases, severance, change in control or termination pay, or with respect to any increase of benefits payable in effect on the date hereof; provided, however, that the Company may pay or commit to pay bonuses to its employees in an amount that will not result in (i) the Net Assets being less than the Reference Net Assets or (B) the Company's working capital (i.e., current Assets less current Liabilities) being less than $200,000; or

                (iii) intentionally take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue or inaccurate at the Closing.

            (d) The Company shall not adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees or any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangements for the benefit or welfare of any director or consultant;

            (e) The Company shall not cancel or terminate its current insurance policies or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

            (f) Each of the Company and the Shareholders shall:

                (i) use it or his best efforts to preserve intact the business organization and goodwill of the Business, keep available the services of the Offered Employees and maintain satisfactory relationships with suppliers, customers and others having business relationships with the Company;

                (ii) confer on a regular and frequent basis with representatives of Buyer to report operational matters and the general status of ongoing operations;

                (iii) promptly notify Buyer of any emergency or other change in the normal course of the Business or in the operation of the Assets and of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would be material, individually or in the aggregate, to the operation or financial condition of the Business or the Assets or to the Company's ability to consummate the transactions contemplated by this Agreement; and

                (iv) promptly notify Buyer in writing if either the Company or the Shareholders shall discover that any representation or warranty made by the Company or the Shareholders in this Agreement was when made, or has subsequently become, untrue in any material respect;

            (g) The Company (for purposes of this Section 5.01(g), all references to the Company shall include the affiliates, and any former subsidiaries and affiliates, of the Company) shall file (or cause to be filed), on or prior to the due date, all Returns, including all returns and reports relating to the Plans, for all Tax periods ending on or before the Closing Date (all Returns described in this Section 5.01(g) and any schedules to be included therewith shall be prepared on a basis consistent with those prepared for prior Tax periods); provided, however, that the Company shall not file any such Returns, or other Returns, elections, claims for refund or information statements with respect to any liabilities for Taxes (other than federal, state or local sales, use, withholding or employment tax returns or statements) for any Tax period, or consent to any adjustment or otherwise compromise or settle any matters with respect to Taxes, without the prior written consent of Buyer, which shall not be unreasonably withheld; the Company shall provide Buyer with a copy of appropriate workpapers, schedules, drafts and final copies of each Return or election of the Company at least twenty (20) days before filing such Return or election and shall reasonably cooperate with any request by Buyer in connection therewith;

            (h) The Company shall not (i) make or rescind any express or deemed election or take any other discretionary position relating to Taxes, (ii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or (iii) change any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of the federal income Returns for the taxable year ended December 31, 1998;

            (i) The Company shall not perform any act referenced by (or omit to perform any act which omission is referenced by) the terms of Section 5.10; and

            (j) The Company shall not authorize, recommend, propose or announce an intention to do any of the foregoing actions proscribed by this Section 7.01, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing actions.

            7.02 Access to Books and Records. Between the date hereof and the Closing Date, the Company shall afford to Buyer and its authorized representatives (the "Buyer's Representatives") full access at all reasonable times during normal business hours and upon reasonable notice to the offices, properties, books, records, officers, employees and other items of the Company and the work papers of the Company's independent accountants, relating to work done by such accountants, with respect to the Company for the fiscal year ended December 31, 1998 (and prior years if requested) and otherwise provide such assistance as is reasonably requested by Buyer in order that Buyer may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and affairs of the Company. In addition, the Company shall cooperate fully (including providing introductions where necessary) with Buyer to enable Buyer to contact such third parties, including landlords, lenders, agencies, vendors or suppliers of the Company, as Buyer deems reasonably necessary to complete their due diligence.

            7.03 Conditions. The Shareholders and the Company shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in Section 8.01 to be satisfied. Buyer shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in
Section 8.02 to be satisfied.

            7.04 No Negotiations. Between the date hereof and the Closing Date, neither the Company nor either of the Shareholders shall, directly or indirectly, through any officer, director, agent or otherwise (a) solicit, initiate or encourage submission of any proposal or offer from any person or entity (including any of its officers or employees) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the Assets or the Business, or any equity interest in, the Company or other similar transaction or business combination involving the Company, the Assets or the Business, or (b) participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing. The Shareholders and the Company shall promptly notify Buyer if any such proposal or offer, or any inquiry from or contact with any person with respect thereto, is made and shall promptly provide Buyer with such information regarding such proposal, offer, inquiry or contact as Buyer may request.

            7.05 Lien Searches. Buyer shall, at its expense, obtain reports of searches as to liens upon the Company, the Business or the Assets, made of the records of any applicable Governmental Entity for all business locations of the Company. The Company, at its own expense, shall secure a release of all liens disclosed by such searches, other than those consented to by Buyer in its sole discretion.

            7.06 Updating of Schedules. Between the date of this Agreement and the Closing Date, the Company and the Shareholders shall deliver to Buyer an updated Disclosure Schedule to reflect any material changes in the Disclosure Schedule delivered to Buyer hereunder. No disclosure by the Company and the Shareholders pursuant to this Section 7.06, however, shall be deemed to amend or supplement the Disclosure Schedule or limit any of the pre-Closing or post-Closing remedies of Buyer, if any, for breaches of representations, warranties or covenants related to any changes to the schedules after the date hereof.

            7.07 Consents and Approvals. The Company and the Shareholders shall, at their expense, obtain, or cause to be obtained, each consent and approval required to carry out the transactions contemplated by this Agreement or necessary in order that the transactions contemplated by this Agreement not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of the Assets pursuant to the provisions of any lease or other agreement, arrangement or undertaking of or affecting the Company or any license, franchise or permit of or affecting the Company.

            7.08 Regulatory Filings.

            (a) The Shareholders and the Company shall make or cause to be made all filings and submissions under any laws or regulations applicable to the Company for the consummation of the transactions contemplated herein. The Shareholders and the Company will coordinate and cooperate with Buyer in exchanging such information, will not make any such filing without providing to Buyer a final copy thereof for its review and consent at least two (2) full business days in advance of the proposed filing and will provide such reasonable assistance as Buyer may request in connection with all of the foregoing.

            (b) As promptly as practicable after the execution of the Agreement, Buyer shall make or cause to be made all filings and submissions under any laws or regulations applicable to Buyer for the consummation of the transactions contemplated herein. Buyer will coordinate and cooperate with the Shareholders and the Company in exchanging such information, will not make any such filing without providing to the Shareholders and the Company a final copy thereof for its review and consent at least two (2) full business days in advance of the proposed filing and will provide such reasonable assistance as the Shareholders and the Company may request in connection with all of the foregoing.

            7.09 Tax Audits. In the event of a Tax audit or other similar proceeding involving the transactions contemplated by this Agreement and the Company, either of the Shareholders or Buyer, the parties not subject to such audit or proceeding shall cooperate with the party subject to such audit or proceeding (the "Audited Party") in such a manner and to such an extent as is reasonably requested by the Audited Party. The Audited Party shall pay all reasonable expenses incurred by such cooperating party. Neither the Company nor either of the Shareholders shall consent to any adjustment or otherwise compromise or settle any matters with respect to any Taxes resulting from the transactions contemplated by this Agreement, without the prior written consent of Buyer, which may be withheld or granted in its sole and absolute discretion.

            7.10 Distribution. Notwithstanding anything in this Agreement to the contrary, at any time prior to the Closing Date, the Shareholders shall be entitled to receive a cash dividend or distribution from the Company in an amount equal to the excess of (x) the amount of the Company's cash and cash equivalents over (y) the amount of cash necessary to finance the Company's operations in the ordinary course of business consistent with past practice; provided, however, that in no event shall such dividend or distribution cause
(i) the Company's Net Assets to be less than the Reference Net Assets, or (ii) the Company's working capital (i.e., current Assets less current Liabilities) to be less than $200,000.

            7.11 Covenant Not to Compete.

            (a) The Company and each Shareholder agrees that during the period commencing on the Closing Date and ending on the fifth anniversary thereof (such period being hereinafter referred to as the "Restricted Period"), it or he, as the case may be, shall not, directly or indirectly, compete with the Buyer or any of Buyer's affiliates in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, stockholder, employee, equity holder, member of any association or otherwise) in any phase of the Business as the Company conducted it prior to the Closing Date or as it is conducted by Buyer or any of Buyer's affiliates during the Restricted Period or is known by the Company or such Shareholder, as the case may be, to be proposed to be conducted at the end of the Restricted Period, including, without limitation, the design, development, distribution, marketing, leasing or selling of sensor products or services currently being sold by the Company or sold by the Buyer or any of Buyer's affiliates during the Restricted Period.

            (b) Geographic Extent of Covenant. The obligations of the Company and each of the Shareholders under this Section 7.11 shall apply to any geographic area in which the Company had conducted the Business prior to the Closing Date or Buyer or any of Buyer's affiliates (i) has engaged in business during the Restricted Period through the sale of its goods, provision of its services, promotional, sales or marketing activity or otherwise or (ii) has otherwise established its goodwill, business reputation or any customer or supplier relations.

            (c) Limitations of Covenant. Ownership by a Shareholder, as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock or other equity interest of any corporation listed on a national securities exchange or traded on Nasdaq shall not constitute a breach of this
Section 7.11.

            (d) No Solicitation. During the Restricted Period, neither the Company nor either of the Shareholders shall (i) induce or attempt to induce any Offered Employee or any employee of Buyer or any of Buyer's affiliates to leave the employ of Buyer or any of Buyer's affiliates or in any way interfere adversely with the relationship between any such employee and any such entity, (ii) induce or attempt to induce any Offered Employee or any employee of Buyer or any of Buyer's affiliates to work for, render services or provide advice to or supply confidential business information or trade secrets of any such entity to any third person, firm or corporation, (iii) employ, or otherwise pay for services rendered by, any Offered Employee or any employee of Buyer or any of Buyer's affiliates in any business enterprise with which such Shareholder or the Company, as the case may be, may be associated, connected or affiliated, or (iv) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Company prior to the Closing Date or of Buyer or any of Buyer's affiliates to cease doing business with Buyer or any of Buyer's affiliates or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or other business relation and Buyer or any of Buyer's affiliates.

            (e) Indirect Competition. Neither the Company nor either of the Shareholders shall, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the above provisions of this Section 7.11 if such activity were carried out by such Shareholder or the Company, as the case may be, either directly or indirectly. In particular, the Shareholders and the Company each agrees that he or it, as the case may be, shall not directly or indirectly, induce any Offered Employee or any employee of Buyer or any of Buyer's affiliates to carry out, directly or indirectly, any such activity.

            (f) Acknowledgment. The Company and the Shareholders each agrees that the restrictions and agreements contained in this Section 7.11 are reasonable and necessary to protect the legitimate interests of Buyer and Buyer's affiliates and that any violation of this Section 7.11 will cause substantial and irreparable harm to Buyer and Buyer's affiliates that would not be quantifiable and for which no adequate remedy would exist at law and accordingly injunctive relief shall be available for any violation of this
Section 7.11.

            (g) Blue Pencil Doctrine. If the duration or geographical extent of, or business activities covered by, this Section 7.11 are in excess of what is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, geographical extent or activities that are valid and enforceable. The Company and the Shareholders each acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement is to be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

            7.12 Termination of Simplified Employee Pension Plan. Prior to Closing, the Company shall terminate its Simplified Employee Pension Plan.

            7.13 Termination of the 1998 Phantom Stock Plan. Prior to Closing, the Company shall terminate its 1998 Phantom Stock Plan.

            7.14 Escrow Agreement. For the purpose of ensuring the Company's and the Shareholders' satisfaction of certain potential indemnity obligations pursuant to this Agreement, at or prior to the Closing, the Shareholders will enter into the Escrow Agreement with Buyer and

U.S. Bank, National Association, or such other escrow agent jointly selected by Buyer and the Shareholders (the "Escrow Agent").

            7.15 Signs, Supplies, Names and Documents. Buyer shall have the right to use the Company's name, service marks, trade names and trademarks, appearing in or on existing signs, supplies and documents acquired by the Buyer, and bearing the Company's name, including, but not limited to, sales brochures, operating manuals, instructional documents and similar materials.

            7.16 Transfer Taxes. The Company and the Shareholders agree to pay all applicable transfer and sales taxes associated with the sale of the Assets and the Business to Buyer.

            7.17 The Name "HAMA". The Company and the Shareholders each agrees that it or he, as the case may be, will not use the name "HAMA" or any combination of words in which the term "HAMA" appears in conducting its or his, as the case may be, respective business. Buyer shall have the sole right to use the name "HAMA". Immediately after the Closing Date, the Shareholders and the Company shall amend the Company's articles of incorporation, bylaws and other organizational documents and take all other action necessary to change the Company's name to one sufficiently dissimilar to its present name.

            7.18 Assignment of Inventions. In further consideration of the payments made to the Company under this Agreement and the interests of the Shareholders in the Company and such payments, each of the Shareholders hereby acknowledges that such Shareholder has previously assigned to the Company all of his right, title and interest in and to each and every invention, discovery, improvement, device, design, apparatus, practice, process, method or product, whether patentable or not, made, developed, perfected, devised, conceived or first reduced to practice by such Shareholder, either solely or in collaboration with others, during the term of such Shareholder's employment with the Company, relating either directly or indirectly to the business, products or techniques of the Company ("Developments"). Each of the Shareholders further acknowledges that the Developments are the property of the Company and through this Agreement and the Closing Agreements are hereby assigned to Buyer.

                                  ARTICLE VIII

                              CONDITIONS TO CLOSING

            8.01 Conditions to Buyer's Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

            (a) The representations and warranties set forth in Article V hereof shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties (without taking into account any disclosures by the Company or the Shareholders of discoveries, events or occurrences arising on or after the date hereof), except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date.

            (b) The Shareholders and the Company shall have performed in all material respects all of the covenants and agreements required to be performed and complied with by them under this Agreement prior to the Closing Date.

            (c) The Company shall have obtained each consent and approval necessary in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of the Assets pursuant to the provisions of, any lease, agreement, arrangement or undertaking of or affecting the Company or any license, franchise or permit of or affecting the Company.

            (d) All other material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained.

            (e) There shall not be threatened, instituted or pending any action or proceeding before any Governmental Entity, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Buyer or its affiliates of all or a material portion of the Business or the Assets, or to compel Buyer, any of Buyer's affiliates to dispose of or to hold separately all or a material portion of the business or assets of Buyer or any of its affiliates or of the Company, as a result of the transactions contemplated hereby, (iii) seeking to invalidate or render unenforceable any material provision of this Agreement, or (iv) otherwise relating to and materially adversely affecting the transactions contemplated hereby.

            (f) There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any Governmental Entity, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 8.01(e) hereof.

            (g) Buyer shall not have discovered any fact or circumstance existing as of the date of this Agreement which has not been disclosed to Buyer as of the date of this Agreement regarding the condition (financial or otherwise), results of operations or prospects of the Business or the Assets which is, individually or in the aggregate with other such facts and circumstances, materially adverse to the business, assets, properties, condition (financial or otherwise), results of operations or prospects of the Business or the Assets.

            (h) There shall have been no damage, destruction or loss of or to any of the Assets, whether or not covered by insurance, which, in the aggregate, has, or would be reasonably likely to have, a material adverse effect on the Business or the Assets.

            (i) At the Closing, the Company and the Shareholders shall have delivered (or caused to be delivered) to Buyer all of the following:

                (i) Certificates of the Company and each of the Shareholders, dated the Closing Date, stating that the conditions precedent set forth in subsections (a) and (b) above have been satisfied.

                (ii) Copies of the third party and governmental consents, approvals and other documents referred to in subsections (c) and (d) above or elsewhere herein.

                (iii) Executed copies of the Bill of Sale, the Patent Assignment and the Trademark Assignment and such other instruments of conveyance, transfer, assignment and delivery as Buyer shall have reasonably requested pursuant to
Section 4.02.

                (iv) A copy of the text of the resolutions adopted by the board of directors of the Company and the Shareholders authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement; along with a certificate executed on behalf of the Company by its corporate secretary certifying to Buyer that such copy is a true, correct and complete copy of such resolutions, and that such resolutions were duly adopted and have not been amended or rescinded.

                (v) Executed copies of employment agreements in the forms of Exhibits G and H hereto, with Mark J. Cerny and J. Hans Bartunek, respectively;

                (vi) Incumbency certificates executed on behalf of the Company certifying as to the signature and office of each person executing this Agreement or any of the Closing Agreements.

                (vii) Such other certificates, documents and instruments as Buyer reasonably requests related to the transactions contemplated hereby.

                (viii) a written opinion from the counsel for the Company, dated as of the Closing Date, addressed to Buyer and satisfactory to Buyer and its counsel, in form and substance substantially similar to Exhibit E hereto.

            (j) The Company shall have delivered to Buyer such evidence of the termination of the Company's 1998 Phantom Stock Plan as Buyer shall reasonably request.

            (k) Buyer shall have received the audited balance sheet and statements of income, changes in shareholders' equity and cash flow as of and for the for the fiscal year ended

December 31, 1998 for the Company, together with a report of the Company's auditors thereon and the notes thereto at least five (5) days prior to the Closing Date.

            (l) Each of the employees of the Company as of March 31, 1999 shall remain employed by the Company on the Closing Date and, to the extent an Offered Employee, shall have accepted employment with Buyer effective as of the Closing Date.

            (m) The Shareholders and Buyer shall have entered into the Escrow Agreement, with such changes and amendments as the Escrow Agent shall reasonably require.

            (n) The Company shall have changed its name, or taken such action as is satisfactory to Buyer, including, if Buyer so requests, deliver of amendatory documents to its articles, as are necessary to change its name, to something other than "Hama Laboratories" and to a name that does not use the name "Hama" in any form.

            8.02 Conditions to the Shareholders' and the Company's Obligations. The obligations of the Shareholders and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

            (a) The representations and warranties set forth in Article VI hereof will be true and correct in all material respects at and as of the Closing as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties, except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date;

            (b) Buyer shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

            (c) All material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained;

            (d) There shall not be threatened, instituted or pending any action or proceeding before any court or Governmental Entity, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to invalidate or render unenforceable any material provision of this Agreement, or (iii) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

            (e) There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any Governmental Entity, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 8.02(d) hereof;

            (f) At the Closing, Buyer shall have delivered (or caused to be delivered) to the Shareholders (i) a certificate of an appropriate officer of Buyer, dated the Closing Date, stating that the conditions precedent set forth in Sections 8.02(a) and 8.02(b) have been satisfied, (ii) copies of the governmental consents, approvals and other documents referred to in subsection
(c) above, (iii) a copy of the text of the resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, along with a certificate executed on behalf of Buyer by its corporate secretary certifying that such copy is a true, correct and complete copy of such resolutions, and that such resolutions were duly adopted and have not been amended or rescinded, (iv) an incumbency certificate executed on behalf of Buyer by its corporate secretary certifying as to the signature and office of each officer executing this Agreement or any documents contemplated hereby, (v) executed copies of the Bill of Sale, the Employment Agreements and the Escrow Agreement, (vi) a copy of the text of the resolutions adopted by the board of directors of CyberOptics authorizing the execution, delivery and performance of this Agreement and the guarantee of the obligations of Buyer as specifically set forth in the Undertaking of CyberOptics attached hereto, along with a certificate executed on behalf of CyberOptics by its corporate secretary certifying that such copy is a true, correct and complete copy of such resolutions, and that such resolutions were duly adopted and have not been amended or rescinded, and (vii) an incumbency certificate executed on behalf of CyberOptics by its corporate secretary certifying as to the signature and office of each officer executing this Agreement or any documents contemplated thereby.

                                   ARTICLE IX

                                   TERMINATION

            9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

            (a) by the mutual written consent of parties hereto;

            (b) by either Buyer or the Company and the Shareholders, collectively, if there has been a material misrepresentation, breach of warranty or breach of covenant on the part of the other in the representations, warranties and covenants set forth in this Agreement;

            (c) by either Buyer or the Company and the Shareholders, collectively, if the transactions contemplated hereby have not been consummated by April 30, 1999; provided, that neither Buyer nor the Shareholders and the Company, collectively, shall be entitled to terminate this Agreement pursuant to this Section 9.01(c) if such party's willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby; or

            (d) by Buyer if, after the date hereof, there shall have been a material adverse change in the business, assets, properties, condition (financial or otherwise), results of operations or prospects of the Company or if an event shall have occurred which, so far as reasonably can be foreseen, would result in any such change.

            9.02 Effect of Termination. If this Agreement is terminated, this Agreement (except for Sections 9.02, 11.01, 11.02 and 11.10 and Article XII which shall survive such termination), shall no longer be of any force or effect and there shall be no liability on the part of any party or any of its directors, officers, shareholders or agents; provided, however, that in the case of termination because of a default or breach resulting from the willful fault of a party, the aggrieved party may recover from the defaulting party the amount of expenses incurred by such aggrieved party in connection with this Agreement and the transactions contemplated hereby which the aggrieved party would otherwise have to bear pursuant to Section 11.02. If this Agreement shall be terminated, each party will (i) redeliver all documents, work papers and other materials of any other party relating to this Agreement or the transactions contemplated hereby, whether obtained before or after the execution of this Agreement, to the party furnishing the same, and (ii) destroy all documents, work papers and other materials developed by its accountants, agents and employees in connection with the transactions contemplated hereby which embody any proprietary information or trade secrets furnished by any party hereto or deliver such documents, work papers and other materials to the party furnishing such proprietary information or trade secrets or excise such proprietary information or trade secrets therefrom and all information received by any party hereto with respect to the business of any other party (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any Governmental Entity) shall not at any time be used for any personal advantage or disclosed by such party to any third person to the detriment of the party furnishing such information.

                                    ARTICLE X

                            SURVIVAL; INDEMNIFICATION

            10.01 Reliance and Survival of Representations and Warranties. Notwithstanding any investigation made by or on behalf of any of the parties hereto or the results of any such investigation and notwithstanding the participation of such party in the Closing, each party shall be deemed to have relied on the representations, warranties and covenants of the other parties and the representations and warranties contained in Article V and Article VI hereof shall survive the Closing in accordance with the terms of this Article X.

            10.02 Indemnification by the Shareholders.

            (a) Subject to the limitations of Sections 10.02(b) and 10.05, the Company and the Shareholders, jointly and severally, agree to indemnify in full, defend and hold harmless Buyer and its officers, directors, employees, agents and shareholders (collectively, the "Buyer

Indemnified Parties") against any loss, liability, deficiency, damage, expense or cost (including reasonable legal fees and expenses) (collectively, "Losses"), whether or not actually incurred or paid prior to the expiration of the indemnification obligation of the Company and the Shareholders hereunder, which the Buyer Indemnified Parties may suffer, sustain or become subject to, as a result of any of the following:

                (i) any misrepresentation in any of the representations and warranties of the Company or any Shareholder contained in this Agreement, the Disclosure Schedule or any exhibits, schedules, certificates or other documents delivered or to be delivered by or on behalf of the Shareholders pursuant to the terms of this Agreement, any of the Closing Agreements or otherwise referenced or incorporated in this Agreement (collectively, the "Shareholder Related Documents");

                (ii) any breach of, or failure to perform, any agreement or covenant of the Company or any Shareholder contained in this Agreement or the Shareholder Related Documents;

                (iii) any Claim or threatened Claim against the Buyer Indemnified Parties that arises in connection with the actions or inactions of the Company or any Shareholder with respect to the Business or the Assets prior to the Closing Date;

                (iv) any action brought or claim made by any third party alleging personal injury, death or other damage caused by the services provided by or the use of any products delivered and placed in commerce by the Company on or before the Closing Date without regard to when the event, occurrence, continuance, injury or condition giving rise to such action or claim shall occur; or

                (v) any liability relating to the conduct of the Business or any other business of the Company prior to the Closing Date that is not an Assumed Liability;

                (vi) any liability arising in any way from any matter disclosed in Schedule 5.16;

                (vii) the conduct of the operations of the Company after the Closing Date.

            (b) The Shareholders and the Company, collectively, shall be liable to the Buyer Indemnified Parties for any Losses only if (i) the aggregate amount of all Buyer Losses exceeds $25,000 (the "Basket Amount"), in which case the Shareholders and the Company, collectively, shall be obligated to indemnify the Buyer Indemnified Parties for the aggregate amount of all such Losses, including the Basket Amount and (ii) only to the extent such Losses do not exceed $6,750,000 (such sum being hereinafter referred to as, the "Cap"); provided, however, that neither the Basket nor the Cap shall apply to any Loss for which indemnification is claimed (x) pursuant to Section 10.02(a)(vi) or (vii), (y) as a result of a breach of any of the representations and warranties contained in
Section 5.16, or (z) as a result of a breach of the representation and warranty contained in Section 5.20(l). The Shareholders and the Company acknowledge and agree that the Escrow Amount shall constitute security for the satisfaction of, and not a limit of, the liability of the Shareholders and the Company.

            10.03 Indemnification by Buyer.

            (a) Subject to the limitations of Sections 10.03(b) and 10.05, Buyer agrees to indemnify in full, defend and hold harmless the Shareholders, the Company and its officers, directors and employees (collectively, the "Company Indemnified Parties") against any Losses, whether or not actually incurred or paid prior to the expiration of indemnification obligation of Buyer hereunder, which the Company Indemnified Party may suffer, sustain or become subject to as a result of any of the following:

                (i) Any misrepresentation in any of the representations and warranties of Buyer contained in this Agreement or any exhibits, schedules, certificates or other documents delivered or to be delivered by or on behalf of Buyer pursuant to the terms of this Agreement, any of the Closing Agreements or otherwise referenced or incorporated in this Agreement (collectively, the "Buyer Related Documents" and, together with the Shareholder Related Documents, the "Related Documents");

                (ii) Any breach of, or failure to perform, any agreement or covenant of Buyer contained in this Agreement or the Buyer Related Documents;

                (iii) Any Claim or threatened Claim against any Company Indemnified Party that arises solely in connection with the actions or inactions of Buyer with respect to the Business after the Closing Date; or

                (iv) any action brought or claim made by any third party alleging personal injury, death or other damage caused by the services provided by or the use of any Products delivered and placed in commerce by Buyer after the Closing Date.

            (b) Buyer shall be liable to the Company Indemnified Parties for any Losses only if (i) the aggregate amount of all Losses exceeds the Basket Amount, in which case Buyer shall be obligated to indemnify the Company Indemnified Parties for the aggregate amount of all such Losses, including the Basket Amount and (ii) only to the extent such Losses do not exceed the Cap.

            10.04 Method of Asserting Claims. As used herein, an "Indemnified Party" shall refer to a Buyer Indemnified Party or a Company Indemnified Party, as applicable, and the "Indemnifying Party" shall refer to the party or parties hereto obligated to indemnify such Indemnified Party.

            (a) In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for the liability or the costs or expenses of which are Losses (any such third party action or proceeding being referred to as a "Claim"), then such Indemnified Party shall give the Indemnifying Party prompt notice thereof. The failure to give such notice shall not affect any Indemnified Party's ability to seek reimbursement unless such failure has materially and adversely affected the Indemnifying Party's ability to defend successfully a Claim. The Indemnifying Party shall be entitled to contest and defend such Claim; provided, that the Indemnifying Party (i) has a reasonable basis for concluding that such defense may be successful and (ii) diligently contests and defends such Claim. Notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Indemnified Party within fifteen (15) business days after the Indemnified Party's notice of such Claim (but, in any event, at least five (5) business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the Indemnifying Party. If the Indemnifying Party fails to give such notice or assume such defense, then the Indemnified Party shall be entitled to undertake such defense and its reasonable costs and expenses (including, without limitation, attorney fees and expenses) shall be included in the Loss to be indemnified by the Indemnifying Party. If the Indemnifying Party elects to contest and defend a Claim, the Indemnified Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the Indemnified Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Parties, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Indemnified Party elects to participate in such defense, the Indemnified Party will cooperate with the Indemnifying Party in the conduct of such defense. Neither the Indemnified Party nor the Indemnifying Party may concede, settle or compromise any Claim without the consent of the other party, which consents will not be unreasonably withheld or delayed. Notwithstanding the foregoing, (i) if a Claim seeks equitable relief or
(ii) if the subject matter of a Claim relates to the ongoing business of any of the Indemnified Parties, which Claim, if decided against any of the Indemnified Parties, would materially adversely affect the ongoing business or reputation of any of the Indemnified Parties, then, in each such case, the Indemnified Parties alone shall be entitled to contest, defend and settle such Claim in the first instance and, if the Indemnified Parties do not contest, defend or settle such Claim, the Indemnifying Party shall then have the right to contest and defend (but not settle) such Claim.

            (b) In the event any Indemnified Party should have a claim for indemnification against any Indemnifying Party (whether such claim does not involve a Claim or involves a settled or resolved Claim which the Indemnifying Party has not defended for any reason, or a Claim from which an Indemnified Party has suffered Losses by reason of the Indemnifying Party's failure to adequately represent a Indemnified Party's interests or otherwise to indemnify the Indemnified Party), the Indemnified Party shall deliver a notice of such claim to the Indemnifying Party, setting forth in reasonable detail the identity, nature and estimated amount of Losses (if reasonably determinable) related to such claim or claims, with reasonable promptness and in all events prior to the expiration of the Indemnifying Party's indemnification obligation hereunder. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such notice or fails to notify the Indemnified Party within twenty (20) days after delivery of such notice by the Indemnified Party whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the Indemnified Party's notice will be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute for a period of at least thirty (30) days. If such dispute has not been resolved by such time, it shall be resolved fully and finally in accordance with the procedures set forth in Article X.

            (c) Upon completion of the procedures described in Sections 10.04(a) and 10.04(b), any indemnification payable by the Shareholders or the Company under this Article X shall be set-off against the Escrow Amount, to the extent available. If the Escrow Amount has been released pursuant to the terms of the Escrow Agreement or if the Escrow Amount is less than the amount for which indemnification is claimed, any indemnification payable by the Shareholders or the Company under this Article X may, in Buyer's sole and absolute discretion, be set-off against the Earn-Out pursuant to Section 3.05. If an Earn-Out Payment Date occurs during the pendency of the procedures described in Sections 10.04(a) and 10.04(b), Buyer shall only be obligated to pay the amount of Earn-Out payable on such date that exceeds the amount of the set-off claimed by Buyer until the procedures described in Sections 10.04(a) and 10.04(b) have been completed and the amount of the set-off is determinable, at which time Buyer shall pay the remainder of the Earn-Out, if any, which Buyer was not allowed to set-off, plus interest at six percent (6%) per annum on the unpaid balance from the date the Earn-Out payment was originally due.

            10.05 Limitations on Indemnification.

            (a) Notwithstanding any investigation made by or on behalf of any of the parties hereto or the results of any such investigation and notwithstanding the participation of such party in the Closing, the representations and warranties contained in this Agreement, except for the representations and warranties contained in Sections 5.05, 5.14, 5.20 and 5.25, shall survive the Closing for the greater of the following periods: (i) three (3) years from the Closing Date, or (ii) with respect to any specific representation or warranty under which Buyer shall have made a claim for indemnification hereunder prior to the third anniversary of the Closing Date and as to which such claim has not been completely and finally resolved prior to the third anniversary of the Closing Date, such representation or warranty shall survive for the period of time beyond the third anniversary of the Closing Date sufficient to resolve, completely and finally, the claim relating to such representation or warranty. The representations and warranties contained in Section 5.05 shall survive the Closing indefinitely, and Sections 5.14, 5.20 and 5.25 shall survive the Closing for a period of six (6) months after all applicable statutes of limitations with respect to any claims governing the respective matters set forth therein have expired.

            (b) After the Closing, the rights set forth in this Article X shall be each party's sole and exclusive remedies against the other parties hereto for misrepresentations or breaches of covenants contained in this Agreement and the Related Documents. Notwithstanding the foregoing, nothing herein shall prevent any of Indemnified Party from bringing an action based upon allegations of fraud or other intentional breach of an obligation of or with respect to either party in connection with this Agreement and the Related Documents. In the event such action is brought, the prevailing party's attorneys' fees and costs shall be paid by the nonprevailing party.

            (c) Any indemnification payable under this Article X shall be, to the extent permitted by law, an adjustment to purchase price. No indemnification payment by Buyer shall, unless a payment in settlement of a dispute over the purchase price, be considered part of the Purchase Price.

                                   ARTICLE XI

                                  MISCELLANEOUS

            11.01 Press Releases and Announcements. Prior to the Closing Date, neither Buyer nor either of the Shareholders shall issue any press release (or make any other public announcement) related to this Agreement or the transactions contemplated hereby or make any announcement to the customers or suppliers of the Company or any other third parties without prior written approval of the other party hereto, except as may be necessary, in the opinion of counsel to the party seeking to make disclosure, to comply with the requirements of this Agreement or applicable law or any national stock exchange or Nasdaq. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

            11.02 Expenses. Except as expressly provided otherwise herein, the parties will pay all of their own expenses in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not). All legal, accounting, investment banking and other expenses incurred by the Shareholders and the Company for the purpose of facilitating the sale of the Assets and the Business or precipitated by the desire of the Shareholders and the Company to cause a change in ownership of the Assets and the Business shall be regarded as expenses of the Shareholders and the Company.

            11.03 Further Assurances. Each of the Shareholders and the Company agrees that, on and after the Closing Date, he or it shall take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof.

            11.04 Amendment and Waiver. This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

            11.05 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) immediately when personally delivered, (ii) when received by first class mail, return receipt requested, (iii) when sent by Federal Express or other overnight delivery service, or (iv) when receipt is acknowledged, either electronically or otherwise, if sent by facsimile, telecopy or other electronic transmission device and concurrently by first class mail. Notices, demands and communications to Buyer, the Company and the Shareholders will, unless another address is specified in writing, be sent to the address indicated below:

      Notices to Buyer:                         Hama Sensors, Inc.
                                                c/o CyberOptics Corporation
                                                Attn: Steven M. Quist
                                                5900 Golden Hills Drive
                                                Minneapolis, Minnesota 55416
                                                Facsimile: (612) 542-5100

      with a copy to:                           Dorsey & Whitney LLP
                                                Attn: Thomas O. Martin, Esq.
                                                220 South Sixth Street
                                                Minneapolis, Minnesota 55402
                                                Facsimile: (612) 340-8738

      Notices to Shareholders and the Company:  Mark Cerny
                                                20356 Via Volante
                                                Cupertino, California 95014
                                                Facsimile:

                                                J. Hans Bartunek
                                                707 Continental Circle #1235
                                                Mountain View, California 94040
                                                Facsimile:

      with a copy to:                           Donald G. Dougherty, Jr.
                                                Carter, Dougherty & Behman
                                                160 West Santa Clara Street
                                                Suite 1180
                                                San Jose, California 95113
                                                Facsimile: (408) 287-9801

            11.06 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of the other party hereto.

            11.07 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

            11.08 Complete Agreement. This Agreement, the Related Documents, the Employment Agreements, the other documents referred to herein and the Disclosure Schedule contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

            11.09 Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

            11.10 Governing Law. The internal law, without regard to conflicts of laws principles, of the State of Minnesota will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

            11.11 Legal Force and Effect. This Agreement shall have no legal force or effect until all of the parties identified in the first paragraph above have executed and delivered a copy of this Agreement.

            11.12 Knowledge. When applied to any party to this Agreement, the term "knowledge" and any derivatives thereof shall refer to the actual knowledge of the party after reasonable investigation (if a natural person), or in the case of an entity, the executive officers and directors of such entity, and shall include such knowledge as a reasonably prudent person in such position would have after reasonable investigation.

            11.13 Bulk Sales Laws. The parties hereby waive compliance with the provisions of all applicable bulk sales laws (if any are applicable). The Shareholders and the Company, jointly and severally, agree to indemnify and hold Buyer harmless from any Loss, in accordance with the terms of Article X hereof, relating to noncompliance with such bulk sales laws.

                                   ARTICLE XII

                                   ARBITRATION

            12.01 Arbitration. Subject to the provisions of Article III and Sections 7.11 and 12.01(c), the parties hereby agree to settle any controversy, claim or dispute of whatever nature arising between them under this Agreement or in connection with the transactions contemplated


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


hereunder, including those arising out of or relating to the breach, termination, enforceability, scope or validity hereof, whether such claim existed prior to or arises on or after the Closing Date, as follows:

            (a) As between the parties to this Agreement or any agent, employee, parent, subsidiary, affiliate, successor or assign of the parties, any dispute, claim or controversy directly or indirectly arising out of or related to this Agreement (or any of the Related Documents, the Employment Agreements or any of the other documents referred to herein) or the breach, termination or validity thereof, shall be finally settled by arbitration conducted expeditiously in accordance with the Commercial Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association ("AAA"). Within ten (10) business days of the receipt of a list of arbitrators from the AAA, the parties shall select a sole independent and impartial arbitrator. If the parties are unable to agree upon an arbitrator within such period, the AAA shall appoint an arbitrator on the eleventh (11th) day. The place of arbitration shall be Minneapolis, Minnesota.

            (b) (i) The arbitrator will issue findings of fact and conclusions of law to support his or her opinion.

                (ii) Except for damages arising out of or related to an intentional breach of warranty or fraudulent representation (Articles V or VI of this Agreement), the arbitrator shall only be empowered to award actual and direct compensatory contract damages, and shall not be empowered to award any special, consequential, incidental or punitive damages or any damages related to a tort claim. Notwithstanding the foregoing, if, in the opinion of the arbitrator, the Shareholders are the prevailing party in any arbitration brought under this Article XII, they shall be entitled to the reimbursement of their reasonable travel expenses, and the reasonable travel expenses of their attorneys and accountants, in attending such arbitration hearing.

                (iii) Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof and enforced as any other judgment. Any party required to resort to litigation in order to enforce an arbitral award shall be entitled to all costs of suit including reasonable attorneys' fees and expenses, together with interest on the arbitral award calculated at the statutory rate for judgments commencing ten (10) days from the date of the award.

                (iv) The arbitrator's award shall be final and binding upon the parties and appealable only upon a showing that it is, on its face, arbitrary, capricious, an abuse of discretion and/or clearly contrary to statutory or settled case law. The party appealing any award shall, if unsuccessful, be responsible for all costs of appeal including reasonable attorneys' fees incurred by the other party.

                (v) The arbitrator shall have the power, but not the obligation, to hire an accounting firm or other professional within the financial services industry as an expert in order to assist the arbitrator in issuing findings of fact.


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


                (vi) The arbitration proceedings and all discovery shall be confidential and neither party shall release any decision rendered by the arbitrator to any third party.

                (vii) The arbitration procedure shall be completed promptly and a decision rendered within four (4) months of the appointment of the arbitrator unless extended by the arbitrator due to circumstances beyond the control of the parties or the arbitrator or as necessary, in the arbitrator's sole opinion, to avoid manifest injustice. Discovery shall be limited to that which is directly relevant to the claim or controversy and to key documents and witnesses that are substantive and reasonably necessary to establish a party's claim or defense. Whenever reasonably possible and unless manifestly prejudicial or unfair, affidavits will be substituted for direct testimony.

                (viii) No arbitration may be commenced by the Shareholders or the Company unless both Shareholders and the Company demand such arbitration.

            (c) Notwithstanding any of the foregoing, the parties recognize that certain business relationships could give rise to the need for one or more of the parties to seek emergency, provisional or summary injunctive relief for various reasons, including, without limitation, to repossess and sell or otherwise dispose of goods, equipment and/or fixtures, to prevent the sale or transfer of goods, equipment and/or fixtures, to protect real or personal property from injury, or to obtain possession of real estate and terminate leasehold interests, and for other temporary injunctive relief. Immediately following the issuance of any such relief, the parties agree to the stay of any judicial proceedings pending arbitration of all underlying claims between the parties.

                                  ARTICLE XIII

                                EMPLOYEE MATTERS

            13.01 Termination; Rehire. Effective as of the time immediately prior to the Closing, the Company shall terminate the employment of all those employees of the Sellers listed on Schedule 5.19. Effective as of the Closing, Buyer shall make offers of employment on such terms and conditions as Buyer, in its sole discretion shall determine, to all the employees listed on Schedule
5.19 (collectively, the "Offered Employees"). Nothing herein shall constitute an agreement to assume or be bound by any previous or existing employment agreement or arrangement between the Company and any employee of the Company, or a guaranty that any Offered Employees shall be entitled to remain in the employment of Buyer for a specified period of time. An Offered Employee who accepts an offer shall become an employee of Buyer on the day such person reports to work for the Buyer (each a "Hired Employee"). The Company shall bear all responsibility for, and related costs associated with, complying with the federal Workers Adjustment and Retraining Notification Act, 29 U.S.C. ss. 2101, et seq., and similar state laws to the extent that the same apply to the Offered Employees.

            13.02 Health Coverage. The Company shall be responsible for providing Offered Employees who terminate their employment with the Company or otherwise become subject to a


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


"qualifying event" (as defined in Section 4980B of the Code) prior to or on the Closing Date the election of group health continuation coverage required by
Section 4980B of the Code, under the terms of the health plans maintained by the Company.

            13.03 Vacation and Sick Leave. The Company shall accrue any and all earned but unused vacation and sick pay for all employees as a liability for purposes of the Closing Date Statement through the Closing Date. Buyer shall recognize any earned, but unused, vacation or sick leave of the Hired Employees properly accrued and reflected in the Closing Date Statement under the Company's existing vacation and sick leave policies.

            13.04 Workers' Compensation. The Company shall remain responsible for all workers' compensation claims made by Offered Employees based on occurrences through and including the Closing Date, and Buyer shall be responsible for all workers' compensation claims made by Hired Employees based on occurrences after the Closing Date.

            13.05 Retiree Health Plans. The Company shall be responsible for payment of retiree benefits for those Offered Employees who are eligible for retiree health benefits under the Company's retiree health plans as of the Closing, in accordance with the terms of such retiree health plan as then in effect or as subsequently amended.

            13.06 Other Employment-Related Liabilities. The parties agree that, except as explicitly set forth above, the Company shall be liable for all employment-related liabilities of the employer of the Offered Employees arising prior to and through the Closing, and Buyer shall be and become liable for all employment-related liabilities of the employer of the Hired Employees arising after the Closing.

            13.07 No Transfer of Plan Assets or Liabilities. All of the Company's pension and welfare benefit plans and assets retained for the funding of benefits through such plans, and any corresponding liabilities, are specifically excluded from any assets and liabilities transferred to Buyer pursuant to this Agreement. The Company shall remain liable, and Buyer shall not assume or otherwise have any liability, under any employee benefit plan or program (whether or not subject to ERISA) (including all Plans) of the Company.

            13.08 Buyer's Benefit Plans. Buyer shall offer and provide to all of the Hired Employees medical coverage and medical benefits comparable to those received by the Hired Employees as of the date of this Agreement. The Hired Employees shall not be credited with any service with the Company for any purpose whatsoever, other than for the purpose of determining vacation pay eligibility for such employees.

            13.09 Wages. Buyer shall pay or cause to be paid when due to the Hired Employees the amount of all wages, bonuses and other compensation due in respect of the compensation offered by Buyer to the Hired Employees for all periods from and after the Closing Date. The Company shall pay or cause to be paid all amounts due to employees of the Sellers engaged in the Business for wages, bonuses and other compensation in respect of all periods ending on or prior to day immediately preceding the Closing Date.

            13.10 Limitation on Enforcement/Employees Not Third Party Beneficiaries. This Article XIII is an agreement solely between the Company and Buyer. Nothing in this Article XIII, whether express or implied, confers upon any employee of Buyer or the Company (including the Offered Employees and the Hired Employees) or any other person, any rights or remedies, including, but not limited to (i) any right to employment or recall, or (ii) any right to claim any particular compensation, benefit or aggregation of benefits, of any kind or nature whatsoever, as a result of this Article XIII. In no event shall any employees of the Company be considered third party beneficiaries of this Article XIII, or any other provision of this Agreement.


[The balance of this page was intentionally left blank. Signature pages follow.]

            IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the day and year first above written.

                                      BUYER:

                                      HAMA SENSORS, INC.


                                      By /s/ Mark J. Cerney
                                        ------------------------------------
                                        Its President


                                      SHAREHOLDERS:


                                      /s/ Mark J. Cerney
                                      ------------------
                                      Mark J. Cerny

                                      /s/ J. Hans Bartunek
                                      --------------------
                                      J. Hans Bartunek


                                      COMPANY:

                                      HAMA LABORATORIES, INC.


                                      By /s/ Steven M. Quist
                                        --------------------
                                        Its President

                     UNDERTAKING OF CYBEROPTICS CORPORATION

            The undersigned, CyberOptics Corporation, hereby unconditionally and irrevocably guarantees the due and punctual performance by Hama Sensors, Inc. ("Buyer") of Buyer's obligations under Section 2.03 Article III and Article X of the foregoing Asset Purchase Agreement.

            IN WITNESS WHEREOF, the undersigned has executed this Agreement on the date first written.

                                      CYBEROPTICS CORPORATION


                                      By   /s/ Steven M. Quist
                                        ------------------------------------
                                           Steven M. Quist, President


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